Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 4.9

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (the “Agreement”) is entered into as of June 24, 2019 (the “Effective Date”) by and between Genfit SA, a corporation organized and existing under the laws of France and having a place of business at Parc Eurasanté, 885 avenue Eugène Avinée, 59120 Loos, France (“Genfit”), and Terns Pharmaceutical, Inc., an exempted company organized and existing under the laws of the Cayman Islands and having a place of business at P. O. Box 613, Harbor Center, George Town, Grand Cayman KY1-1107, Cayman Islands (“Terns”).  Genfit and Terns are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Genfit is currently conducting research and development of elafibranor, a proprietary dual PPARα/δ agonist;

Whereas, Terns is a pharmaceutical company with experience in developing pharmaceutical products in, among other regions, Greater China;

Whereas, Terns desires to obtain from Genfit an exclusive license to Develop, Manufacture and Commercialize the Licensed Products in the Terns Territory (with each capitalized term as respectively defined below), and Genfit is willing to grant such license to Terns, all under the terms and conditions hereof.

Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

Article 1
Definitions

1.1“Accounting Standards” means U.S. generally accepted accounting principles (“GAAP”) or, to the extent that Terns adopts International Financial Reporting Standards (“IFRS”), then “Accounting Standards” means IFRS, in either case consistently applied.

1.2“Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.

1.3“Adverse Risk” means any risk [***] on the Development, procurement or maintenance of Regulatory Approval, Manufacture or Commercialization of Licensed Products.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.4“Affiliate” means, with respect to a particular Party, a Person that controls, is controlled by or is under common control with such Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.  For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party. Notwithstanding the above, in no event shall [***] or any of its affiliates be deemed an Affiliate of Terns.

1.5“Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, to the extent applicable, the Corruption of Foreign Public Officials Act (CFPOA), the US Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, the French Law of December 9, 2017 on Transparency, the Fight Against Corruption and the Modernization of the Economy (Loi Sapin II), and similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable.

1.6“API” means active pharmaceutical ingredient.

1.7“Business Day” means a day other than Saturday, Sunday or any day that banks in Shanghai, China; Paris, France; or New York City, New York, are required or permitted to be closed.

1.8“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31.

1.9“Change of Control” means with respect to either Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement (other than to an Affiliate of such Party); (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a Person, or group of Persons, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.10“Clinical Trial” means a Phase 1 Clinical Trial, a Phase 2 Clinical Trial, a Phase 3 Clinical Trial or a Phase 4 Clinical Trial.

1.11“CMC Information” means Information related to the chemistry, manufacturing and controls of the Licensed Products, as specified by the FDA, NMPA and other applicable Regulatory Authorities.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.12“Commercialization” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of Licensed Products, including strategic marketing, sales force detailing, advertising, market Licensed Product support, all customer support, Licensed Product distribution and invoicing and sales activities; provided, however, “Commercialization” shall exclude any activities relating to the Manufacture of Licensed Product.  “Commercialize” and “Commercializing” shall have the correlative meanings.

1.13“Commercially Reasonable Efforts” means, with respect to either Party’s obligations under this Agreement, the carrying out of such obligations with a level of efforts and resources consistent with [***] for the active and diligent commercialization of a similarly situated branded pharmaceutical product as the Licensed Product at a similar stage of commercialization, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues, and all other relevant factors [***].

1.14“Common Technical Document” or “CTD” means a set of specifications for application dossier adopted by the ICH for organizing applications of pharmaceuticals for human use to regulatory authorities.

1.15“Competing Product” means any product or compound, other than a Licensed Compound or Licensed Product, that [***] as its [***].

1.16“Confidential Information” of a Party means any and all Information of such Party or its Affiliates that is disclosed to the other Party or its Affiliates under this Agreement, whether in oral, written, graphic, or electronic form.  In addition, all Information disclosed by a Party or its Affiliates pursuant to the confidentiality agreement between the Parties dated [***], as amended (the “Confidentiality Agreement”) shall be deemed to be Confidential Information of such Party disclosed hereunder; provided, however, that any use or disclosure of any such Information that is authorized under Article 12 shall not be restricted by, or be deemed a violation of, the Confidentiality Agreement.  For clarity, Genfit Licensed Know-How shall be deemed Confidential Information of Genfit.

1.17“Control” means, with respect to any material, Information, Patent or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license, or otherwise, to grant a license, sublicense, or other right to or under, such material, Information, Patent, or intellectual property right without violating the terms of any existing agreement or other arrangement with any Third Party; provided that, with respect to any material, Information, Patent or other intellectual property right obtained by Genfit after the Effective Date from a Third Party, Genfit shall be deemed to Control such material, Information, Patent or other intellectual property right only if it possesses the right to grant such license, sublicense, or other right thereto without being obligated to pay any royalties or other consideration therefor, unless Terns agrees in advance of any grant of rights thereto to pay such royalties or other consideration.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.18“Cover” means, with respect to a Patent and a Licensed Product, that the Manufacture, use, offer for sale, sale or import of such Licensed Product by an unlicensed Third Party would infringe a Valid Claim in such Patent; provided, however, that in determining whether a claim of a pending Patent application would be infringed, it shall be treated as if issued in the form then currently being prosecuted.  “Covered” and “Covering” shall have the correlative meanings.

1.19“CTA” means a Clinical Trial Application which provides comprehensive information about the investigational medicinal product(s) and planned trial, enabling Regulatory Authorities to assess the acceptability of conducting the applicable study.

1.20“Data” means all data, including CMC Information, non-clinical data, preclinical data and clinical data, generated by or on behalf of a Party or its Affiliates or their respective Sublicensees (in the case of Terns) or licensees, including Genfit Partners (in the case of Genfit), pursuant to activities conducted under this Agreement. For clarity, Data does not include any patentable Inventions.

1.21“Development” means all activities conducted after the Effective Date relating to preclinical and clinical trials, toxicology testing, statistical analysis, publication and presentation of study results with respect to Licensed Products, and the reporting, preparation and submission of regulatory applications (including any CMC Information) for obtaining, registering and maintaining Regulatory Approval of Licensed Products; provided, however, “Development” shall exclude any activities relating to the Manufacture of Licensed Product.  “Develop” and “Developing” shall have the correlative meanings.

1.22“Divest” means, for purposes of Section 15.5, the sale or transfer of rights to the Competing Program to a Third Party where neither the assigning Party nor its assignee have the right to engage, and neither the assigning Party nor its assignee in fact engage, in any management, governance or decision-making activities in connection with such Competing Program. “Divestiture” shall have the correlative meaning.

1.23“EMA” means the European Medicines Agency or any successor entity.

1.24“FDA” means the U.S. Food and Drug Administration or any successor entity.

1.25“Field” means the treatment of patients for (a) NASH, (b) PBC, (c) any Indication for which Genfit is Developing or Commercializing a Licensed Product in the Genfit Territory, and (d) any additional Indications approved by the JSC pursuant to Section 3.2(a)(ii).

1.26“First Commercial Sale” means with respect to a Region, the first sale of a Licensed Product in such Region to a Third Party by or on behalf of Terns, its Affiliates or Sublicensees after Regulatory Approval has been obtained in such Region.

1.27“Fiscal Year” means Terns’ fiscal year that starts on January 1 and ends on December 31.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.28“GCP” or “Good Clinical Practices” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the NMPA or other Regulatory Authority applicable to the Terns Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.29“Genfit Additional Products” means any Competing Products that Genfit or any of its Affiliates Controls as of the Effective Date or during the Term or Develops, Manufactures or Commercializes during the Term.

1.30“Genfit Additional Product Opportunity” means the rights to Develop, Manufacture, or Commercialize any Genfit Additional Product in the Terns Territory.

1.31“Generic Product” means, with respect to a Licensed Product in a Region, any pharmaceutical product that: (a) is marketed for sale in such Region by a Third Party other than pursuant to any rights granted by Terns or its Affiliates; (b) contains the same API (or one which is substantially the same or bioequivalent, such as a solvate, hydrate, salt, stereoisomer, metabolite, pro-drug or polymorph thereof) as such Licensed Product; and (c) was granted pursuant to an MAA that relies on data held by a Regulatory Authority in relation to a Licensed Product.

1.32“Genfit Licensed Know-How” means any and all Information (including Data and Regulatory Materials) that (a)(i) is Controlled by Genfit or its Affiliates as of the Effective Date or (ii) becomes Controlled by Genfit or its Affiliates during the Term, and (b)(i) is necessary for the Development, Manufacture, or Commercialization of the Licensed Compound or any Licensed Products in the Field in the Terns Territory, or (ii) is or was generated, developed, conceived, reduced to practice (constructively or actually) or used by or on behalf of Genfit or its Affiliates in the Development, Manufacture, or Commercialization of the Licensed Compound or any Licensed Products, including Genfit’s interest in Genfit Inventions and Joint Inventions.

1.33“Genfit Licensed Patents” means any and all Patents that (a)(i) are Controlled by Genfit or its Affiliates as of the Effective Date or (ii) become Controlled by Genfit or its Affiliates during the Term, and (b) Cover the Licensed Compound or any Licensed Products in the Terns Territory. Genfit Licensed Patents include the Patents listed in Exhibit A and Genfit’s interest in any Joint Patents that may be filed during the Term.

1.34“Genfit Product-Specific Licensed Patents” means any Genfit Licensed Patents specifically claiming the composition of matter of, or the method of making or using, the Licensed Compound and/or any Licensed Products. The Parties acknowledge and agree that the Patents Listed in Exhibit A are Genfit Product-Specific Licensed Patents.

1.35“Genfit Technology” means the Genfit Licensed Know-How and Genfit Licensed Patents.

1.36“Genfit Territory” means the world except for the Terns Territory.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.37“GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by NMPA or other Regulatory Authority applicable to the Terns Territory, as may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.38“GMP” means the good manufacturing practices required by the FDA and set forth in the FDCA or FDA regulations (including without limitation 21 CFR 210 and 211), policies, guidances or guidelines, or any applicable equivalent within a regulatory jurisdiction, including, without limitation, any applicable current good manufacturing practices requirements and pharmaceutical industry standards for the manufacture and testing of investigational pharmaceutical materials in force from time-to-time in the European Union (including, without limitation, Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice), the relevant national implementations of these rules and any relevant national and European Commission and Committee on Proprietary Medicinal Products guidance and, in particular, Annex 13 of the Guide to Good Manufacturing Practice entitled “Manufacture of investigational medicinal products”, as updated and amended from time-to-time, in each case in effect at any time during the term of this Agreement, for the manufacture, handling and testing of investigational pharmaceutical products; (b) the corresponding requirements of each applicable Regulatory Agency or other governmental authority, and (c) any other guidances, procedures, practices, arrangements, additions or clarifications, as the Parties may agree in writing from time-to-time.

1.39“Government Official” means (a) any official or employee of any Governmental Authority, or any department, agency, or instrumentality thereof (including without limitation commercial entities owned or controlled, directly or indirectly, by a Governmental Authority), (b) any political party or official thereof, or any candidate for political office, or (c) any official or employee of any public international organization.

1.40“Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.41“ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.42“Indication” means a class of human disease or condition for which a separate MAA (including any extensions or supplements) is required to be filed with a Regulatory Authority.  For clarity, if an MAA is approved for a Licensed Product in a particular Indication and patient population, a label expansion for such Licensed Product to include such Indication in a different patient population shall not be considered a separate Indication.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.43“Information” means any Data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, copyrights, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC Information, stability data and other study data and procedures.

1.44“Initiation” means, with respect to a Clinical Trial, the first visit in the first patient in such Clinical Trial.

1.45“Inventions” means any inventions and/or discoveries, including processes, manufacture, composition of matter, Information, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of a Party or its Affiliates or their respective  Sublicensees (in the case of Terns) or licensees, including Genfit Partners (in the case of Genfit) (a) pursuant to activities conducted under this Agreement, or (b) in connection with the Development, Manufacture, and Commercialization of Licensed Product, in each case of (a) and (b), including all rights, title and interest in and to the intellectual property rights therein and thereto; provided, however, that Inventions shall exclude Data.

1.46“Investigator Sponsored Clinical Study” means a clinical study of a Licensed Compound or Licensed Product in the Field that is sponsored and conducted by a physician, physician group or other Third Party not acting on behalf of a Party, its Affiliates, Sublicensees or Genfit Partners and who does not have a license from a Party, its Affiliates, Sublicensees or Genfit Partners to Commercialize such Licensed Compound or Licensed Product, pursuant to an IND owned by such Third Party, and with respect to which a Party, its Affiliates, Sublicensees or Genfit Partners only provides clinical supplies of the Licensed Compound and Licensed Product (and not funding or any other support) for such clinical study.

1.47“Joint Patents” means any Patents that claim Joint Inventions.

1.48“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, municipal, city or other political subdivision, domestic or foreign.

1.49“Licensed Compound” means elafibranor, having the chemical structure set forth on Exhibit B.

1.50“Licensed Product” means any pharmaceutical product in any form suitable for oral administration to adults or children that contains the Licensed Compound as the sole API for the treatment of patients in the Field.

1.51“Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting any Licensed Product, including oversight and management of vendors therefor.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.52“Manufacturing Cost” means, with respect to a particular drug product supplied by Genfit pursuant to Section 7.1: (a) if Genfit or its Affiliate Manufactures the applicable drug product, the actual manufacturing cost of such drug product (as determined in accordance with U.S. GAAP consistently applied with its other products); or (b) if a Third Party Manufactures such drug product, the actual transfer price paid by Genfit or its Affiliate to such Third Party for the Manufacture of such drug product without mark-up; in each case of (a) and (b), excluding [***], [***], and similar charges, for such drug product.

1.53“Marketing Authorization Application” or “MAA” means a New Drug Application (“NDA”) or any other application to the appropriate Regulatory Authority for approval to market a Licensed Product, but excluding pricing approvals.

1.54“NASH” means nonalcoholic steatohepatitis.

1.55“Net Sales” means the gross amounts billed or invoiced by Terns, its Affiliates and their respective Sublicensees for sales of Licensed Products to Third Parties, less the following deductions to the extent reasonable, customary, and actually allowed and taken with respect to such sales:

(a)trade, cash or quantity discounts not already reflected in the amount invoiced, to the extent related to the gross amount billed or invoiced;

(b)price reductions, rebates and [***] (including those paid or credited to [***] or otherwise) (provided that, such [***] shall not be in excess, in the aggregate of [***] with respect to any given [***]);

(c)shipping costs, including freight, insurance and other transportation charges or costs incurred in shipping of Licensed Products to Third Parties (provided that, such shipping costs shall not be in excess of [***] with respect to any given [***]);

(d)sales, use, excise, value-added or similar taxes, customs duties and other governmental fees, charges and surcharges imposed on the sale of Licensed Products;

(e)amounts repaid or credited by reason of [***];

(f)amounts paid or credited for [***]; and

(g)any receivables that have been included in gross sales and are deemed to be uncollectible according to Accounting Standards (any such bad debt deductions shall be applied to Net Sales in the period in which such receivables are written off) (provided that, the amount of such receivables shall not be in excess of [***] with respect to any given [***]).

Notwithstanding the foregoing, amounts received or invoiced by Terns, its Affiliates, or their respective Sublicensees for the sale of Licensed Product among Terns, its Affiliates or their respective Sublicensees shall not be included in the computation of Net Sales hereunder unless the purchasing entity is the end-user.  For purposes of determining Net Sales, the Licensed Product shall be deemed to be sold when billed or invoiced.  Net Sales shall be accounted for in accordance with standard Terns practices for operation by Terns, its Affiliates or their respective Sublicensees,

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

as practiced in the Terns Territory, but in any event in accordance with Accounting Standards consistently applied in the Terns Territory.  For clarity, a particular item may only be deducted once in the calculation of Net Sales.  Notwithstanding anything to the contrary in the foregoing, to the extent any amounts deducted pursuant to subsections (d) or (g) above are subsequently recovered by Terns, its Affiliates, or their respective Sublicensees during the Term, such recovered amounts shall be deemed “Net Sales” for the subsequent Calendar Quarter; provided that, if no royalties are owed by Terns for such subsequent Calendar Quarter pursuant to Section 8.4, Terns shall promptly refund such recovered amounts to Genfit.

The transfer of any Licensed Product to an Affiliate, Sublicensee, or other Third Party (x) in connection with the research, development or testing of a Licensed Product (including, without limitation, the conduct of Clinical Trials), (y) for purposes of distribution as promotional samples, or (z) at nominal cost for indigent or similar public support or compassionate use programs, will not, in any case, be considered a Net Sale of a Licensed Product under this Agreement.

With respect to any transfer of any Licensed Product in the Terns Territory for any substantive consideration other than monetary consideration on arm’s length terms, for the purposes of calculating the Net Sales under this Agreement, such Licensed Product shall be deemed to be sold exclusively for money at the average Net Sales price charged to Third Parties for cash sales in the Terns Territory during the applicable reporting period (or if there were only de minimus cash sales in the Terns Territory, at the fair market value as determined by comparable markets).

Terns, its Affiliates, and their respective Sublicensees shall sell the Licensed Product as a standalone product and will not sell the Licensed Product as a part of a bundle with other products or offer packaged arrangements to customers that include the Licensed Product, except with Genfit’s prior written consent.

1.56 “NMPA” means the National Medical Products Administration of the People’s Republic of China, formerly known as the China National Drug Administration, or any successor agency or authority thereto.

1.57“Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificate, patent term additions, patent term extensions or the equivalent thereof.

1.58“PBC” means primary biliary cholangitis.

1.59“Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.60“Phase 1 Clinical Trial” means any human clinical trial of a Licensed Compound conducted mainly to evaluate the safety of chemical or biologic agents or other types of interventions (e.g., a new radiation therapy technique) that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its non-United States equivalents.

1.61“Phase 2 Clinical Trial” means any human clinical trial of a Licensed Compound conducted mainly to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of identifying the appropriate dose for a Phase 3 Clinical Trial for a particular Indication or Indications that would satisfy the requirements of 21 CFR § 312.21(b) or its non-United States equivalents.  A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 2 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 2 component, in accordance with the applicable protocol.

1.62“Phase 3 Clinical Trial” means any human clinical trial of a Licensed Compound designed to: (i) establish that such Product is safe and efficacious for its intended use; (ii) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (iii) support regulatory approval of such Product, that would satisfy the requirements of 21 CFR § 312.21(c) or its non-United States equivalents.  A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 3 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 3 component, in accordance with the applicable protocol.

1.63“Phase 4 Clinical Trial” means a human clinical trial of a Licensed Compound that is (a) designed to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval for such Licensed Compound or (b) conducted after the first Regulatory Approval of such product in the same disease state for which the Licensed Compound received Regulatory Approval.

1.64“PPAR” means peroxisome proliferator-activated receptor.

1.65“Proper Conduct Practices” means, Terns, its Affiliates and Sublicensees, and each of their Representatives not, directly or indirectly, (a) making, offering, authorizing, providing or paying anything of value in any form, whether in money, property, services or otherwise to any Government Official, or other Person charged with similar public or quasi-public duties, or to any customer, supplier, or any other Person, or to any employee thereof, or failing to disclose fully any such payments in violation of the laws of any relevant jurisdiction to (i) obtain favorable treatment in obtaining or retaining business for it or any of its Affiliates, (ii) pay for favorable treatment for business secured, (iii) obtain special concessions or for special concessions already obtained, for or in respect of it or any of its Affiliates, in each case which would have been in violation of any applicable Law, (iv) influence an act or decision of the recipient (including a decision not to act) in connection with the Person’s or its Affiliate’s business, (v) induce the recipient to use his or her influence to affect any government act or decision in connection with the Person’s or its Affiliate’s business or (vi) induce the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so; (b) engaging in any transactions, establishing or maintaining any fund or assets in which it or any of its Affiliates shall have proprietary rights that have not been recorded in the books and records of it or any of its Affiliates; (c) making any unlawful payment to any agent, employee, officer or director of any Person with which it or any of its Affiliates does business for the purpose of influencing such

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

agent, employee, officer or director to do business with it or any of its Affiliates; (d) violating any provision of applicable Anti-Corruption Laws; (e) making any payment in the nature of bribery, fraud, or any other unlawful payment under the applicable Laws of any jurisdiction where it or any of its Affiliates conducts business or is registered; or, (f) if such Person or any of its Representatives is a Government Official, improperly using his or her position as a Government Official to influence the award of business or regulatory approvals to or for the benefit of such Person, its Representatives or any of their business operations, or failing to recuse himself or herself from any participation as a Government Official in decisions relating to such Person, its Representatives or any of their business operations.

1.66“Regulatory Approval” means any and all approvals (including marketing authorization approvals, supplements, amendments, pre- and post-approvals, and pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the Manufacture, distribution, marketing, importation, exportation, use or commercial sale of a Licensed Product in a given country or regulatory jurisdiction.

1.67“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

1.68“Regulatory Materials” means regulatory applications (including MAA), submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize Licensed Products in a particular country or jurisdiction.

1.69“Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, controlling Persons, directors, officers and employees.

1.70“Sublicensee” means a Third Party that has received a license or other right under the Genfit Technology in accordance with Section 2.1(c), but shall not include (i) any Third Party wholesaler or distributor engaged for the sale of Licensed Product (even if such wholesaler or distributor is granted a right or license to sell Licensed Product) provided that such wholesaler or distributor does not make any royalty, milestone, profit share or other payment to Licensee or its Affiliate based on such wholesaler’s or distributor’s sale of Licensed Product; or (ii) any Third Party contract research organization or manufacturer providing services to Licensee or its Affiliate (even if such contract research organization or manufacturer is granted a right or license to make Licensed Compound or Licensed Product). For clarity, the gross invoiced price for sale of Licensed Product to any wholesaler, distributor, contract research organization or manufacturer described above shall be included in Net Sales.

1.71“Terns Patents” means any Patents that claim Terns Inventions.

1.72“Terns Territory” means, collectively, mainland China, Taiwan, Hong Kong and Macau (each a “Region”).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.73“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.74“U.S. Dollar” means a U.S. dollar, and “US$” shall be interpreted accordingly.

1.75“U.S.” or “USA” means the United States of America, including all possessions and territories thereof.

1.76“Valid Claim” means a claim (including a process, use, or composition of matter claim) of (a) an issued and unexpired patent that has not (i) irretrievably lapsed or been revoked, dedicated to the public or disclaimed or (ii) been held invalid, unenforceable or not patentable by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, which holding, finding or decision is final and unappealable or unappealed within the time allowed for appeal, or (b) a pending patent application that has been prosecuted in good faith pending for no more than [***] years since its priority date and has not been abandoned or finally disallowed without the possibility of appeal.

1.77“Year” means any period of twelve (12) consecutive months.

1.78Additional Definitions: The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
Accused Party	9.5
Agreement	Preamble
Alliance Manager	3.1
API Manufacturing Technology Transfer Agreement	7.2(b)(ii)
Claims	11.1
Clinical Drug Product Manufacturing Technology Transfer Agreement	7.1(b)
Clinical Supply Agreement	7.1(a)
Commercial Drug Product Manufacturing Technology Transfer Agreement	7.2(a)(ii)
Commercialization Plan	6.2(a)
Competing Program	15.5(b)
Confidentiality Agreement	1.16
Data Working Group	3.5(b)
Development Plan	4.2
Effective Date	Preamble
Enforcing Party	9.4(c)
Executive Officer	14.1
First Supplemental Development Plan	4.2
GAAP	1.1
Genfit	Preamble
Genfit API Supplier	7.2(b)(i)
Genfit Indemnitees	11.2

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Defined Terms	Section
Genfit Inventions	9.1(c)(i)
Genfit Partner	2.2
ICC	14.2
IFRS	1.1
Indemnified Party	11.3
Indemnifying Party	11.3
Infringement	9.4(a)
Infringement Action	9.5
Initial Development Plan	4.2
Joint Inventions	9.1(c)(iii)
Joint Steering Committee	3.2(a)
Losses	11.1
NDA	1.53
Party	Preamble
Pharmacovigilance Agreement	5.8
Product Materials	4.6
Remedial Action	5.9
ROFN	2.5(b)
ROFN Exercise Period	2.5(b)
ROFN Exercise Notice	2.5(b)
ROFN Negotiation Period	2.5(b)
ROFN Offer Notice	2.5(b)
Royalty Term	8.4(b)
SEC	12.3(c)
Step-In Rights	9.2(d)
Tax Withholding	8.9(b)
Term	13.1
Terns	Preamble
Terns Housemarks	9.6(b)
Terns Indemnitees	11.1
Terns Inventions	9.1(c)(ii)
Terns Product Mark	9.6(a)
Terns Sublicense Agreement	2.1(c)
Third Party Drug Product Supply Agreement	7.2(a)(i)
Third Party API Supply Agreement	7.2(b)(i)
VAT	8.9(d)
Working Group	3.5(a)

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Article 2
License

2.1License to Terns.

(a)License Grant.  Subject to the terms and conditions of this Agreement, Genfit hereby grants Terns an exclusive (even as to Genfit except as provided in Section 2.1(b) below) license, with the right to sublicense (solely as provided in Section 2.1(c)), under the Genfit Technology, to Develop, Manufacture and have Manufactured (solely in accordance with Section 7.2), distribute, market, promote, sell, have sold, offer for sale, import, label, package and otherwise Commercialize Licensed Products in the Field in the Terns Territory. For clarity, no rights shall be granted to Terns under this Section 2.1(a), with respect to the Development, Manufacture or Commercialization of any product containing the Licensed Compound together with one or more APIs other than the Licensed Compound, which shall be exclusively subject to the joint research and development collaboration projects to be entered into between the Parties as set forth in Section 2.7. As consideration for the foregoing license and access to and transfers of know-how under this Agreement, Terns will make certain payments to Genfit as set out in, and subject to the terms and conditions of, Article 8.

(b)Genfit Retained Rights.  Notwithstanding the exclusive rights granted to Terns in Section 2.1(a), Genfit and its Affiliates shall retain the following:

(i)the right to practice the Genfit Technology within the scope of the license granted to Terns under Section 2.1(a) in order to perform, or have performed by a Third Party contractor, Genfit’s obligations under this Agreement;

(ii)the right to Manufacture or have Manufactured Licensed Products anywhere in the world for sale and use in the Field in the Genfit Territory; and

(iii)the right to practice and license the Genfit Technology outside the scope of the license granted to Terns under Section 2.1(a), provided that in no event shall Genfit Develop or Commercialize the Licensed Compound or any Licensed Products in the Terns Territory without Terns’ prior written consent, whether within or outside the Field.

(c)Sublicense Rights.  Terns shall not have the right to grant sublicenses of the license granted in Section 2.1(a) without Genfit’s express prior written consent, except that Terns may grant such sublicense without Genfit’s consent (i) to its Affiliates and (ii) to a Third Party solely with respect to the  right to distribute, market, promote, sell, have sold, offer for sale, import, label, package and otherwise Commercialize Licensed Products in the Field in the Terns Territory, provided that (A) such Third Party is not debarred or disqualified under the Act or comparable applicable Laws outside the U.S., and (B) Terns retains a material involvement with respect to the marketing and promotion of the applicable Licensed Product. Terns shall, within thirty (30) days after granting any such sublicense, notify Genfit of the grant of such sublicense and provide Genfit with a true and complete copy of the sublicense agreement (which may have financial information and other confidential information redacted, provided that such redacted information is not reasonably necessary for Genfit to assess compliance of the sublicense agreement with this Section 2.1(c)) (each, a “Terns Sublicense Agreement”).  Each Terns

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Sublicense Agreement shall be consistent with the terms and conditions of this Agreement, and Terns shall be solely responsible for all of its Sublicensees’ activities and any and all failures by its Sublicensees to comply with the applicable terms of this Agreement.  Without limiting the foregoing, each Terns Sublicense Agreement shall include the following additional terms and conditions:

(i)the Sublicensee shall be bound by non-use and non-disclosure obligations no less stringent than those set forth in this Agreement;

(ii)the Sublicensee shall not have any right to grant further sublicenses to the Genfit Technology (excluding sublicenses to Third Party contractors, including distributors and wholesalers);

(iii)the Sublicensee shall not have any right to prosecute or maintain or enforce any Genfit Licensed Patents; and

(iv)the Sublicensee shall assign or license to Terns all Data and Inventions generated by such Sublicensee, and shall grant Terns all of the rights necessary for Terns to fulfill its obligations under Sections 9.1(a) and 9.1(c).

2.2Genfit Partner.  Genfit has the right, in its sole discretion, to enter into one or more agreements with Third Parties and grant such Third Parties the right to Develop, Manufacture and/or Commercialize Licensed Products in one or more countries in the Genfit Territory (each such Third Party, a “Genfit Partner”); provided that (a) Genfit shall remain solely responsible for any Genfit Partner’s activities, (b) the grant of such rights to such Genfit Partner shall not affect Genfit’s obligations under the Agreement, and (c) the Genfit Partner shall be required to promptly provide to Genfit any Product Materials generated by or on behalf of such Genfit Partner, and such Genfit Partner shall consent in writing to the provision of such Product Materials by Genfit to Terns as set forth in Section 4.6. So long as such Genfit Partner(s) is not actively developing, manufacturing or commercializing a Competing Product or any product containing the Licensed Compound in the Terns Territory, (i) Genfit shall have the right (but not the obligation) to fulfill any of its obligations under this Agreement through Genfit Partner(s), excluding Genfit’s obligations under Article 3, and (ii) Genfit shall have the right to disclose to Genfit Partner(s) all Information solely regarding Licensed Products (which, for clarity, shall exclude any Information relating to any combination including one or more Licensed Products), including all Regulatory Materials relating thereto, disclosed by Terns to Genfit under this Agreement, for use by Genfit Partner(s) in their Development, Manufacture and Commercialization of Licensed Products in the Genfit Territory; provided, however, that (A) all such Information disclosed to Genfit Partner(s) by Genfit shall be deemed the Confidential Information of Terns, and (B) any Genfit Partner(s) that receive such information shall be obligated to abide by restrictions on disclosure and use substantially similar to the provisions set forth in Section 12.1.

2.3Negative Covenant.  Terns covenants that it will not, and will not permit any of its Affiliates or Sublicensees to, use or practice any Genfit Technology outside the scope of the license granted to it under Section 2.1(a). The foregoing shall not be construed to limit Terns’ ability to conduct non-clinical or clinical studies with respect to the Licensed Compound and/or any Licensed Products in the Terns Territory; provided that, Terns shall not conduct any non-clinical or clinical studies with any new formulations of Licensed Product, without the prior written consent of Genfit.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.4No Implied Licenses.  Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

2.5Exclusivity.

(a)Exclusivity Covenant of Terns. During the Term, Terns shall not, directly or indirectly, either by itself or with or through any of its Affiliates or any Third Party (including via any arrangement or series of arranges with a Third Party), Develop, Manufacture or Commercialize any Competing Product in the Terns Territory.

(b)Terns’ Right of First Negotiation.  Genfit hereby grants to Terns a right of first negotiation (the “ROFN”) with respect to any and all Genfit Additional Products as described in this Section 2.5(b).  If, at any time during the Term, Genfit desires to pursue any Genfit Additional Product Opportunity in the Terns Territory (i) by itself or with or through any of its Affiliates, or (ii) with, through or in collaboration with a Third Party, whether through license, assignment, joint venture or otherwise, Genfit shall promptly provide Terns with written notice of its desire with respect to such Genfit Additional Product Opportunity, together with any data generated by, or on behalf of, Genfit with respect to such Genfit Additional Product Opportunity as would be reasonably useful for Terns to determine its interest in such Genfit Additional Product Opportunity (the “ROFN Offer Notice”).  Within [***] following Terns’ receipt of such ROFN Offer Notice (the “ROFN Exercise Period”), Terns may exercise its ROFN by providing Genfit with written notice of its intent thereto (the “ROFN Exercise Notice”). Upon Genfit’s receipt of such ROFN Exercise Notice, Terns shall have the right to exclusively negotiate in good faith with Genfit for a period of [***] from date of the ROFN Exercise Notice (the “ROFN Negotiation Period”) the terms of a license for such Genfit Additional Product Opportunity in the Terns Territory. If (A) Terns does not provide Genfit with a ROFN Exercise Notice within the ROFN Exercise Period, or if (B) Terns provides Genfit with a ROFN Exercise Notice within the ROFN Exercise Period but the Parties fail to reach a definitive agreement on the terms of a license with respect to such Genfit Additional Product Opportunity during the ROFN Negotiation Period, the ROFN will expire and Terns shall have no further rights with respect to such Genfit Additional Product Opportunity; provided that, in the case of clause (B) above, for a period of [***] following such ROFN expiration, Genfit shall not enter into a definitive agreement with a Third Party with respect to such Genfit Additional Product Opportunity on terms that are more favorable to such Third Party than those offered to Terns during such ROFN Negotiation Period. For clarity, except for any ROFN that has expired pursuant to the terms and conditions above, Terns shall retain its ROFN with respect to any other Genfit Additional Product Opportunity in the Terns Territory.

2.6Transfer of Genfit Licensed Know-How. Genfit shall provide Terns with complete and accurate copies of the Genfit Licensed Know-How to the extent expressly provided for in Exhibit C and in accordance with the timeline specified therein.  The JSC shall establish a reasonable process and schedule for the transfer of additional Genfit Licensed Know-How as required for the filing of an MAA in the Terns Territory and any other Genfit Licensed Know-How that subsequently comes into existence and becomes Controlled by Genfit or its Affiliates during the Term.  Genfit shall reasonably cooperate with Terns in providing Terns with copies of such Genfit Licensed Know-How in accordance with the process and schedule agreed upon through the JSC; provided that Genfit shall not be obligated to share with or transfer to Terns under this Section 2.6 any CMC Information (which, for clarity, will be transferred under Sections 7.1 and 7.2).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.7Future R&D Collaboration. No later than [***], each Party shall submit to the other Party its proposals for potential future collaborations between the Parties regarding joint research and development projects with a focus on, among other things, China development activities, including without limitation, Development of Licensed Compounds in combination with proprietary compounds of Terns in the Field, with a total budget of [***], to be [***].  Each such proposal shall specify the Licensed Product or other compounds, the Development activities and the Indication(s) to be pursued thereunder, as well as a summary timeline and budget in connection therewith. Within [***] of the receipt by each Party of such proposals from the other Party, the JSC shall promptly confer and discuss in good faith the proper budget for each proposal and the Parties shall determine whether they agree to pursue any such proposal, taking in account factors such as scientific feasibility, project design, cost, revenue sharing and intellectual property rights. If, within [***] of the meeting of the JSC, the Parties do not agree on any such proposals to pursue, or if the aggregate budget for all agreed-upon proposals is [***], the following selection procedure shall apply: [***]. Upon the Parties’ agreement to pursue or acceptance of any such proposal, the Parties will negotiate in good faith for a period of [***] the terms of such collaboration and enter into a separate R&D collaboration agreement therefor based on the terms set forth in such proposal.

Article 3
Governance

3.1Alliance Managers.  Within thirty (30) days after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development, manufacturing, and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”).  The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress and results of Terns’ Development, Manufacturing, and Commercialization of Licensed Products.  The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties with respect to Licensed Products.  Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

3.2Joint Steering Committees.

(a)Formation; Purpose.  Within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) for the overall coordination and oversight of the Parties’ activities under this Agreement.  The role of the JSC shall be:

(i)to review, discuss and coordinate the overall strategy for the Development, Manufacturing, and Commercialization of Licensed Products in the Terns Territory, including related regulatory activities;

(ii)to discuss and approve the inclusion of additional Indications within the Field for the Development and Commercialization of Licensed Products in the Terns Territory, including approval of the relevant Development Plan for such Indications;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(iii)to review, discuss and approve any proposed amendments or revisions to the Development Plan, including the First Supplemental Development Plan and those with respect to clinical Development activities set forth in Section 4.3(b);

(iv)to review and discuss (but not approve) the Commercialization Plan and any proposed amendments or revisions to such plan, and review and discuss (but not approve) the Commercialization of Licensed Products in the Terns Territory;

(i)to coordinate the Commercialization of Licensed Products in the Terns Territory and Genfit Territory to ensure consistent global marketing of Licensed Products;

(v)to review and discuss whether to pursue either Party’s proposals for Development collaboration, and the scope and allocation of rights and obligations relating thereto, as set forth in Section 2.7; and

(ii)to perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.

(b)Members. The JSC shall be comprised of an equal number of representatives from each Party.  Each Party’s representatives shall be an officer or employee of such Party or its Affiliate having sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities.  Each Party shall initially appoint [***] representatives to the JSC.  The JSC may change its size from time to time by unanimous consent of its representatives, and each Party may replace its representatives at any time upon written notice to the other Party.  Each Party shall appoint one (1) of its representatives on the JSC to act as the co-chairperson.  The role of the co-chairpersons shall be to convene and preside at the JSC meetings and to ensure the circulation of meeting agendas at least [***] in advance of JSC meetings and the preparation of meeting minutes and any pre-read materials in accordance with Section 3.2(c), but the co-chairpersons shall have no additional powers or rights beyond those held by other JSC representatives.  Employees or consultants of either Party that are not representatives of the Parties on the JSC may attend meetings of the JSC, provided that such attendees shall not vote or otherwise participate in the decision-making process of the JSC and are subject to obligations of confidentiality substantially similar to the provisions set forth in Section 12.1.

(c)Meetings.  The JSC shall meet at least [***] per [***] during the Term, unless the Parties mutually agree in writing to a different frequency for such meetings.  Either Party may also call a special JSC meeting (by videoconference or teleconference) by at least [***] prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JSC no later than [***] prior to the special meeting with materials reasonably adequate to enable an informed decision.  The JSC may meet in person, by videoconference or by teleconference.  All JSC meetings shall be conducted in English, and all communications, reports and records by and between the Parties under this Agreement shall be in English.  The co-chairpersons shall alternate responsibility for preparing reasonably detailed written minutes of the JSC meetings that reflect, without limitation, all material decisions made at such meetings.  The co-chairpersons (or their designees) shall send draft meeting minutes to each representative of the JSC for review and approval within [***] after the JSC meeting.  Such minutes shall be deemed approved unless [***] JSC representatives object to the accuracy of such minutes within [***] of receipt.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(d)Decision Making.  The JSC shall strive to seek consensus in its actions and decision making process and all decisions by the JSC shall be made by consensus, with each Party having collectively one (1) vote in all decisions.  If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as to such matter (to the extent that such matter requires the agreement of the Parties hereunder) within [***] after such matter was brought to the JSC for resolution or after such matter has been referred to the JSC, then, [***] shall have the final decision making authority with respect to such matter within the JSC’s authority; provided, however, that [***] shall have the right to veto any decision by [***] relating to any of the following matters (any such determination by [***] shall be in writing and provided to [***]): (a) [***] and (b) [***], in each case (whether under (a) or (b)) [***].

3.3Limitation of JSC Authority.  The JSC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.

3.4Discontinuation of the JSC.  The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.  The JSC shall continue to exist until the first to occur of: (a) the Parties mutually agree to disband the JSC; or (b) Genfit provides written notice to Terns of its intention to disband and no longer participate in the JSC.  Thereafter, the JSC shall have no further obligations under this Agreement and each Party shall designate a contact person for the exchange of information relevant to activities that would have been performed by the JSC under this Agreement and decisions of the JSC shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.

3.5Working Groups.

(a)From time to time, the JSC may establish and delegate duties of the JSC to sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities; provided that in any case neither Party shall be required by the Working Group to assume any responsibility, financial or otherwise, beyond those agreed to in writing by such Party, in particular pursuant to each Party’s respective obligations under this Agreement. Each such Working Group shall be constituted and shall operate as the JSC determines; provided that each Working Group shall have equal representation from each Party, unless otherwise mutually agreed.  Working Groups may be established on an ad hoc basis for purposes of a specific project or on such other basis as the JSC may determine.  Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the JSC.  In no event shall the authority of the Working Group exceed that of the JSC.  All decisions of a Working Group shall be by consensus.  Any disagreement between the members of a Working Group shall be referred to the JSC for resolution.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)Without limiting Section 3.5(a), within [***] after the Effective Date, the Parties shall establish a Working Group to for the overall coordination and oversight of the Parties’ activities under Section 4.6 (the “Data Working Group”). The Data Working Group shall meet at least [***] per [***] during the Term or as frequently as appropriate to effect an expeditious and orderly transfer of Product Materials as set forth in Section 4.6.

Article 4
DEVELOPMENT

4.1Overview; Diligence.  Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Terns shall be solely responsible for the Development of Licensed Products in the Field in the Terns Territory, at its own cost and expense (except as otherwise expressly set forth herein), including (except as set forth in Section 4.6) all non-clinical and clinical studies and collection of CMC Information, as necessary to obtain Regulatory Approval for Licensed Products in any Region in the Terns Territory.  Terns shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for Licensed Products in the Field in each Region in the Terns Territory, provided that Terns shall not be liable for any delays in any Development activities that are caused by Genfit’s failure to provide to Terns Product Materials that are necessary for the performance of such Development activities, except to the extent Genfit’s failure to provide such Product Materials is caused by Terns’ action or inaction. Without limiting the generality of the foregoing, Terns shall use Commercially Reasonable Efforts to conduct its Development activities under and in accordance with the Development Plan, as well as Manufacturing activities related to such Development, as set forth in the Initial Development Plan.

4.2Development Plan. Without limiting the generality of the other provisions in this Article 4, an initial, mutually agreed Development Plan is attached hereto as Exhibit D (the “Initial Development Plan”).  Within [***] after the Effective Date, Terns (in conjunction with assistance from Genfit) will prepare and submit to the JSC a detailed plan containing the strategy, activities, study designs, timeline, study material needs (API and drug product) and budget for research and Development of the Licensed Compound and Licensed Products in the Field in the Terns Territory (the “First Supplemental Development Plan,” and together with the Initial Development Plan and any subsequent updates pursuant to this Section 4.2, the “Development Plan”).  The First Supplemental Development Plan shall include among other things, all material non-clinical and clinical studies, CMC Information collection activities and regulatory activities with respect to the Licensed Compound and Licensed Products to be conducted by or on behalf of Terns or its Affiliates or their respective Sublicensees in the Terns Territory.  From time to time during the Term (but at least [***] per [***]), Terns shall prepare amendments and updates, as appropriate, to the then-current Development Plan, and shall submit such amendments and updates to the JSC in accordance with Section 4.3. For clarity, if there are no amendments or updates to the then-current Development Plan that are applicable in a [***], Terns’ sole responsibility under this Section 4.2 during such [***] shall be to inform Genfit that the then-current Development Plan is up to date. Notwithstanding the above, following [***] in the Terns Territory, no amendment or update to the Development Plan shall be required for Investigator Sponsored Clinical Studies for such Licensed Product in the Terns Territory, provided that Terns shall provide to Genfit a reasonably detailed description of each such study [***], and shall consider in good faith any comments provided by Genfit with respect to such study before such commencement.  Terns shall be solely responsible for all decisions regarding the day-to-day conduct of Development within the Terns Territory.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

4.3Other Development Activities.

(a)Pre-Clinical Development.  Terns shall have the right to conduct any pre-clinical studies to generate and obtain Data that is reasonably useful for the Development of any Licensed Product in the Terns Territory, provided that Terns shall promptly amend the Development Plan to include such pre-clinical studies and submit such amendment to the JSC for review.

(b)Clinical Development.  If Terns wishes to conduct any Clinical Trials for the Development of (i) any Licensed Product for any Indication in the Field other than an Indication included in the First Supplemental Development Plan, or (ii) any new dosage strength formulations of Licensed Product, in each case of (i) or (ii) in the Field in the Terns Territory, Terns may propose an amendment to the Development Plan to include such Clinical Trials and submit such amendment to the JSC for review and approval.  If and upon receipt of such proposal, the JSC shall promptly (but in any event [***]) review and decide on whether to approve such proposal.  Upon the JSC’s approval of such amendment, such Clinical Trials shall be included in the amended Development Plan and Terns may conduct such Clinical Trials at its own cost.  Terns shall ensure that any Clinical Trials conducted in the Terns Territory, whether by itself or through a subcontractor pursuant to Section 4.7, are conducted only at medical facilities that are qualified and registered with the NMPA or any other applicable Regulatory Authority. For clarity, Terns shall not conduct any Clinical Trials of any Licensed Product outside of the Field without Genfit’s prior written approval.

(c)Cooperation.  Genfit shall provide such technical assistance and cooperation to Terns as Terns may reasonably request, at Terns’ sole cost and expense, as necessary or reasonably useful for Terns to Develop or Commercialize Licensed Products in the Field in the Terns Territory.

4.4Development Records.  Terns shall maintain complete, current and accurate records of all activities (and all Data and other Information resulting from such activities) conducted with respect to Licensed Products by Terns, its Affiliates and their respective Sublicensees in the Terns Territory.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes.  Terns shall document all non-clinical studies and Clinical Trials for Licensed Products in formal written study records according to applicable Laws, including applicable national and international guidelines such as ICH, GCP and GLP, and shall provide the other Party English translations thereof (to the extent prepared and originated in a language other than English).  Genfit shall have the right to review and copy such records at reasonable times and to obtain access to the original to the extent necessary or useful for regulatory or patent purposes in accordance with this Agreement.

4.5Development Reports.  Terns shall keep Genfit reasonably informed as to the progress and results of Terns’, its Affiliates’ and their respective Sublicensees’ Development activities (including prompt reporting of available clinical Data).  Without limiting the foregoing, at each regularly scheduled JSC meeting, Terns shall provide Genfit with a reasonably detailed written report summarizing its Development activities performed since the last JSC meeting and the results thereof, as reasonably sufficient to enable Genfit to determine Terns’ compliance with

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

its diligence obligations under Section 4.1.  At such JSC meeting, the Parties shall discuss the status, progress and results of Terns’, its Affiliates’ and their respective Sublicensees’ Development activities.  Terns shall promptly respond to Genfit’s reasonable questions or requests for additional information relating to such Development activities.  In addition, within [***] after the end of each Fiscal Year, Terns shall provide Genfit with a detailed written annual report regarding the progress of its Development activities and any results therefrom.

4.6Data Exchange.  In addition to Genfit’s obligation with respect to the transfer of Genfit Licensed Know-How set forth under Section 2.6 and each Party’s adverse event and safety Data reporting obligations pursuant to Section 5.8, but subject to the remainder of this Section 4.6, each Party shall, at its sole cost and expense, promptly provide the other Party with copies of any Data and Regulatory Materials related to the Licensed Compound or Licensed Products generated by or on behalf of such Party or its Affiliates or Sublicensees in the performance of Development activities hereunder that would be reasonably necessary for the Development, Manufacture and Commercialization of Licensed Compound or Licensed Products in the Field in the other Party’s respective territory (the “Product Materials”), in accordance with the principles and timelines set forth in Schedule 4.6.  The JSC may establish reasonable policies to effectuate the exchange of additional Product Materials between the Parties.  For clarity, Genfit shall not be obligated under this Section 4.6 to share with Terns or provide Terns access to CMC Information or any other Information related to the Manufacture of Licensed Products (which, for clarity, will be transferred under Sections 7.2(a) and 7.2(b)).

4.7Subcontractors. Terns shall have the right to engage subcontractors to conduct any activities necessary for Development or Manufacturing (subject to the terms of Article 7) of Licensed Products, including but not limited to non-clinical studies, Clinical Trials, CMC activities, and regulatory services for Licensed Products, under this Agreement, provided that such subcontractors (a) are bound by written obligations of confidentiality, non-use and compliance with applicable Laws, including Proper Conduct Practices, consistent with this Agreement and have agreed in writing to assign to Terns all Data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work, (b) are capable of producing Data (including non-clinical Data, clinical Data and CMC Information, as applicable) acceptable to the NMPA, the FDA and the EMA (and other applicable Regulatory Authorities in the Terns Territory, the United States or the European Union) and (c) as applicable, with respect to matters covered by Article 7, meet the specifications and requirements thereunder. Terns shall remain responsible for any obligations that have been delegated or subcontracted to any subcontractor, and shall be responsible for the performance of its subcontractors.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Article 5
Regulatory Matters

5.1Regulatory Responsibilities.

(a)Subject to the terms and conditions of this Agreement, Terns will be responsible, at its sole cost and expense, for the conduct of all regulatory activities required to obtain and maintain Regulatory Approval of Licensed Products in the Field in the Terns Territory, including the preparation and submission of all Regulatory Materials and all communications and interactions with Regulatory Authorities, as necessary to obtain Regulatory Approval for Licensed Products in any Region in the Terns Territory.  Terns shall be responsible for filing each CTA in the Terns Territory for each Licensed Product, provided that, if required under applicable Laws, Terns (or its Affiliate) and Genfit will file such CTA(s), and will hold such CTA(s) as co-sponsors. Terns shall be responsible for filing each MAA in the Terns Territory for each Licensed Product in Terns’ name, if permitted by applicable Laws.  Notwithstanding the above, if applicable Laws require Terns to file an MAA in Genfit’s name, then (i) Genfit shall initially be the holder of the Regulatory Approval for each Licensed Product in the Terns Territory, and Genfit hereby designates Terns as Genfit’s regulatory agent and exclusive general distributor for the Licensed Product in the Terns Territory, and (ii) as soon as permitted by applicable Laws, Genfit shall promptly assist and cooperate with Terns and transfer and assign all Regulatory Approvals and Regulatory Materials (including any CTAs filed as set forth above) for each Licensed Product in the Terns Territory to Terns to allow Terns to be the holder of the Regulatory Approval for each Licensed Product in the Terns Territory. The Development Plan shall include the regulatory strategy for obtaining Regulatory Approval of Licensed Products in the Terns Territory.  Terns shall use Commercially Reasonable Efforts to carry out its regulatory obligations for Licensed Products pursuant to such strategy.

(b)Genfit shall provide all reasonable assistance and cooperation to Terns as Terns may reasonably request, at Terns’ sole cost and expense, during the Term of this Agreement, with respect to the satisfaction of its obligations under Section 5.1(a), including (i) in connection with the preparation of Regulatory Materials, (ii) (A) making available competent personnel to attend regulatory meetings or join such meetings by teleconference and (B) providing documentation within Genfit’s possession and control, in each case as requested by Regulatory Authorities at Terns’ cost, and (iii) providing Terns with additional Regulatory Materials in the Genfit Territory as requested by Regulatory Authorities in the Terns Territory within a reasonable timeframe commensurate with the volume of Terns’ reasonable request.  In the event that Genfit believes that such requests are not reasonable or are otherwise burdensome to Genfit, then such matter shall be promptly submitted to the JSC for review and discussion. Without limiting the foregoing, Genfit shall provide Terns with [***] of the CTD for any formulation of Licensed Product for which Genfit has prepared a CTD for Regulatory Filings in the Field in the Genfit Territory, in a manner sufficient for filing in the U.S. within [***] after completion of all such [***] of the CTD.  Terns shall be responsible for publishing and submitting the CTD (including [***]) to the Regulatory Authority in the Terns Territory.  Any such transfer of CMC Information as set forth in this Section 5.1 is conditioned on Terns establishing appropriate firewalls or equivalent means designed to ensure that such CMC Information is protected from unauthorized disclosure and is used only for legal and regulatory compliance purposes and not for any other purpose.  In furtherance of the foregoing, Terns shall ensure that any CMC Information provided

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

by or on behalf of Genfit pursuant to this Section 5.1 shall only be disclosed to those identified personnel of Terns (or a designated agreed Third Party) who (x) have a need to know the same to comply with the above obligations, and (y) have been fully informed of and acknowledge the highly sensitive and proprietary nature of such information and the need to maintain its secrecy and avoid inappropriate usage or disclosure, by using the firewall or equivalent means.  Notwithstanding anything to the contrary herein, Genfit’s obligations under this Section 5.1(b), including to provide Terns with [***] of the CTD and such other information or assistance specified in this Section 5.1(b), shall apply solely to the extent Genfit is Manufacturing and supplying Terns with Licensed Products.

5.2Regulatory Information Sharing.  Terns shall (a) provide Genfit with the English translations (to the extent originated by Terns in Chinese), along with the original documents (in the electronic format in which it has been prepared by Terns) of draft package inserts, CTA and CTD, for Genfit’s review and comment, in connection with obtaining or maintaining any MAA approval for Licensed Products in the Field in the Terns Territory, prior to the submission of such documents to the Regulatory Authority in the Terns Territory; and (b) shall keep Genfit informed of any material verbal or written communication or question relating to Licensed Products received by Terns from the Regulatory Authority in the Terns Territory.  Except as required by applicable Law, Terns, its Affiliates and Sublicensees shall not submit any Regulatory Materials to, or communicate with, any Regulatory Authority in the Genfit Territory regarding any Licensed Products.  If such submission or communication is required by applicable Law, Terns shall, if legally permitted, promptly notify Genfit in writing of such requirement and the content of such submission or communication.

5.3Meetings with Regulatory Authorities.  Terns shall lead all interactions with Regulatory Authorities in the Terns Territory with respect to Licensed Products.  Terns shall keep Genfit reasonably informed of any material regulatory developments related to Licensed Products in the Field in the Terns Territory.  At each regularly scheduled JSC meeting, Terns shall provide Genfit with a list and schedule of any in-person meeting or teleconference with the applicable Regulatory Authorities (or related advisory committees) in the Terns Territory planned for the next Calendar Quarter that relates to any Licensed Product in the Field.  In addition, Terns shall notify Genfit as soon as reasonably possible (but in no event later than [***] if possible) after Terns becomes aware of any additional such meetings or teleconferences that become scheduled for such Calendar Quarter.  Genfit shall provide all assistance and documentation reasonably requested by Terns to prepare for any such meeting or teleconference, including making available competent personnel to attend any such meeting or teleconference at Terns’ reasonable request.  To the extent permitted by applicable Laws and by the Regulatory Authorities (as reasonably determined by Terns), Genfit shall have the right to participate (whether directly or through a representative) in all such meetings and teleconferences [***].

5.4Regulatory Costs.  Unless otherwise provided in this Agreement, Terns shall be responsible for the costs and expenses incurred in connection with the preparation and filing of any and all Regulatory Materials and the maintenance of any and all Regulatory Approvals (including MAA approvals) for Licensed Products in the Field in the Terns Territory.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

5.5Right of Reference to Regulatory Materials.  Each Party hereby grants to the other Party the right of reference to all Regulatory Materials pertaining to Licensed Products submitted by or on behalf of such Party.  The receiving Party may use such right of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of Licensed Products in its respective territory.  Each Party shall support the other Party, as reasonably requested by such other Party and at such other Party’s expense, in obtaining Regulatory Approvals in such other Party’s territory, including providing necessary documents or other materials required by applicable Laws to obtain Regulatory Approval in such territory, all in accordance with the terms and conditions of this Agreement.

5.6No Harmful Actions.  If either Party believes that the other Party is taking or intends to take any action with respect to any Licensed Product that could reasonably be expected to have an Adverse Risk, whether in the Genfit Territory or in the Terns Territory, such Party may bring the matter to the attention of the JSC and the Parties shall discuss in good faith to promptly resolve such concern.

5.7Notification of [***] Action.  Each Party shall immediately notify the other Party (including by providing notice to the other Party’s Alliance Manager) of any information it receives regarding any [***] action, inspection or communication by or from any Third Party, including without limitation a Regulatory Authority, which may affect the Development, Manufacture, Commercialization or regulatory status of any Licensed Product.  Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

5.8Adverse Event Reporting and Safety Data Exchange.  No later than [***] before the Initiation of a Clinical Trial with respect to the Development of any Licensed Product in the Terns Territory, the Parties shall define and finalize the actions that the Parties shall employ with respect to such Licensed Product to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”) for the Development of the Licensed Product globally.  Further, no later than [***] before the anticipated launch date of any Licensed Product in the Terns Territory, the Parties shall enter into a separate Pharmacovigilance Agreement for the Commercialization of the Licensed Product. Each of the Pharmacovigilance Agreements shall include mutually acceptable guidelines and procedures for the receipt, investigation, recording, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Licensed Product, and other routine pharmacovigilance reporting requirements.  Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Laws.  Furthermore, such agreed procedure shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory reporting safety reporting requirement, in which case local reporting requirement shall prevail.  The Pharmacovigilance Agreement shall provide for an adverse event database for the Licensed Products in the Field in the Terns Territory to be maintained by Terns [***], and a global safety database for the Licensed Products to be maintained by Genfit [***].  As between the Parties, Terns shall be responsible for preparing all adverse event reports and responses to safety issues and requests of Regulatory Authorities relating to Licensed Products in the Field in the Terns Territory, and Terns shall be responsible for filing such reports and responses with Regulatory Authorities in the Terns Territory.  As between the Parties, Terns shall also be

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

responsible for reporting any quality complaints, adverse events and safety data related to Licensed Products in the Field in the Terns Territory to Genfit for inclusion in the global safety database. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and permitted Sublicensees to comply with such obligations.

5.9Remedial Actions.  Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action taken by virtue of applicable Laws (a “Remedial Action”).  The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action.  Terns shall, and shall ensure that its Affiliates and Sublicensees will, maintain adequate records to permit the Parties to trace the packaging, labeling, distribution, sale and use (to the extent possible) of the Licensed Product in the Terns Territory.  Terns shall have sole discretion with respect to any matters relating to any Remedial Action in the Terns Territory, including the decision to commence such Remedial Action and the control over such Remedial Action in its territory, at its cost and expense; provided, however, if Genfit determines in good faith that any Remedial Action with respect to any Licensed Product in the Terns Territory should be commenced or is required by applicable Laws or Regulatory Authority, (a) Genfit shall discuss such Remedial Action with Terns and (b) Terns shall carry out such Remedial Action upon Genfit’s request. Notwithstanding anything to the contrary in clause (b) above, if Terns in good faith disagrees that such Remedial Action should be commenced or is required by applicable Laws or Regulatory Authority, such Remedial Action shall be conducted [***]. Each Party shall provide the other Party, [***] with such assistance in connection with a Remedial Action as may be reasonably requested by such other Party.

Article 6
Commercialization

6.1Overview; Diligence.  Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Terns shall have the sole right and responsibility for and have operational control over all aspects of the Commercialization of Licensed Products in the Field in the Terns Territory, including:  (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of Licensed Products; (c) marketing, advertising and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of Licensed Products in the Field in the Terns Territory.  Terns shall bear all of the costs and expenses incurred in connection with such Commercialization activities.  Terns shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the Terns Territory and to actively market and sell the Licensed Products in the Terns Territory and to expand annual Net Sales of the Licensed Products in the Terns Territory.  Without limiting the generality of the foregoing, Terns shall use Commercially Reasonable Efforts to conduct its Commercialization activities under and in accordance with the Commercialization Plan.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

6.2Commercialization Plan.

(a)General.  Terns shall Commercialize Licensed Products in the Field in the Terns Territory pursuant to a commercialization plan (the “Commercialization Plan”).  The Commercialization Plan shall include (i) a detailed description of all key strategic decisions (including messaging, branding, marketing, advertising, sales force positioning, number of representatives and details, pricing strategy, etc.), implementation tactics and pre-launch and post-launch activities; (ii) a reasonably detailed description and timeline of Terns’, its Affiliates’ and their respective Sublicensees’ Commercialization activities for Licensed Products in the Terns Territory for the next Fiscal Year, including medical marketing activities, sales forecasts and projections, pricing, reimbursement, market research, sales training, distribution channels, customer service and sales force matters related to the launch and sale of Licensed Products in the Terns Territory, and (iii) a strategic plan for Commercialization of Licensed Products in the Terns Territory for the following [***] Fiscal Years.  In the event that Terns’ Commercialization Plan requires the use of Genfit internal resources to conduct additional activities, the extent of such need shall be clearly specified in the Commercialization Plan and will require the prior written approval of Genfit.

(b)Initial Plan and Amendments.  Within a reasonable time (but no less than [***]) prior to the anticipated Regulatory Approval of each Licensed Product in the Terns Territory, Terns shall prepare and present to the JSC an initial Commercialization Plan for review and discussion (but not approval) by the JSC.  From time to time (but at least on an annual basis) during the Term, Terns shall prepare updates and amendments, as appropriate, to the then-current Commercialization Plan, and shall submit all updates and amendments to the Commercialization Plan to the JSC for review and discussion (but not approval).  Notwithstanding anything to the contrary contained in this Agreement, the Commercialization Plan, and any updates and amendments thereto, shall not require the approval of the JSC or Genfit.

6.3Data Exchange.  Terns shall keep Genfit reasonably informed of Terns’, its Affiliates’ and their respective Sublicensees’ Commercialization activities with respect to the Licensed Products in the Field in the Terns Territory.  Genfit shall provide to Terns, upon Terns’ request, and no more than [***] each [***], [***] copies of any materials prepared by or on behalf of Genfit that are necessary or reasonably useful in connection with Terns’ Commercialization of Licensed Products in the Field in the Terns Territory (including relevant training materials, global brand and global market research, in each case, with respect to Licensed Products), and, to the extent elected by Terns, Terns shall have the right to use such materials in connection with the Commercialization of Licensed Products in the Field in the Terns Territory in accordance with the Agreement.

6.4No Diversion.  Each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and Sublicensees (in the case of Terns) or licensees, including Genfit Partners (in the case of Genfit) will not, directly or indirectly, promote, market, distribute, import, sell or have sold the Licensed Products, including via internet or mail order, in the other Party’s territory.  With respect to any country in the other Party’s territory, a Party shall not, and shall ensure that its Affiliates and their respective Sublicensees (in the case of Terns) or licensees, including Genfit Partners (in the case of Genfit) will not: (a) establish or maintain any branch, warehouse or distribution facility for Licensed Products in such countries, (b) knowingly engage in any advertising or promotional activities relating to Licensed Products that are directed primarily to customers or other purchaser or users of Licensed Products located in such countries,

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c) actively solicit orders for Licensed Products from any prospective purchaser located in such countries, or (d) knowingly sell or distribute Licensed Products to any person in such Party’s territory who intends to sell or has in the past sold Licensed Products in such countries.  If either Party receives any order for any Licensed Product from a prospective purchaser reasonably believed to be located in a country in the other Party’s territory, such Party shall immediately refer that order to the other Party and such Party shall not accept any such orders.  Each Party shall not deliver or tender (or cause to be delivered or tendered) Licensed Products into a country in the other Party’s territory.  Each Party shall not, and shall ensure that its Affiliates and their respective Sublicensees (in the case of Terns) or licensees, including Genfit Partners (in the case of Genfit) will not, knowingly restrict or impede in any manner the other Party’s exercise of its retained exclusive rights in the other Party’s territory.

6.5Field Restrictions.  Terns hereby covenants that it shall not, and shall cause its Affiliates and Sublicensees not to, promote or encourage the use of Licensed Products in the Terns Territory for any use outside the Field.  Genfit acknowledges and understands that Terns cannot control the ultimate use of Licensed Products it sells.

Article 7
MANUFACTURE AND SUPPLY

7.1Clinical Supply.

(a)Clinical Drug Product Supply. Genfit will supply Terns’ clinical requirements of the applicable drug product for clinical use in the Terns Territory, [***] under a separate agreement (“Clinical Supply Agreement”) to be entered into between the Parties within [***] following the Effective Date. The Clinical Supply Agreement shall contain commercially reasonable terms as may be agreed upon in good faith by the Parties.

(b)Clinical Drug Product Manufacturing Technology Transfer. Upon Terns’ request, the Parties shall enter into a manufacturing technology transfer agreement for the [***] of the applicable drug product (“Clinical Drug Product Manufacturing Technology Transfer Agreement”). Under such Clinical Drug Product Manufacturing Technology Transfer Agreement, Genfit shall transfer to Terns such documents and information, and provide such technical assistance and support, necessary or reasonably useful for Terns to Manufacture, or have Manufactured by a Third Party contractor engaged by Terns that is reasonably acceptable to Genfit, the [***] of the applicable drug product, to the extent Controlled by Genfit as of such date; provided that (i) Terns shall notify Genfit of any such Third Party contractor and only engage with such Third Party contractor after receiving the prior written consent of Genfit, not to be unreasonably withheld, conditioned or delayed, and (ii) any such Third Party contractor shall (A) be bound by written obligations of confidentiality, non-use and compliance with applicable Laws (including Proper Conduct Practices, GMP and any regulations required by the NMPA, the FDA and the EMA), consistent with this Agreement and have agreed in writing to assign to Terns all Data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work, and (B) upon reasonable prior written notice given by Genfit to Terns, shall permit Genfit or its representatives to audit, during such subcontractor’s normal business hours and without additional charge, the performance of Manufacturing activities hereunder, the facilities used and relevant processes, systems, books, documents and records, in order to determine Terns’ compliance with this Agreement. Terns shall pay Genfit’s reasonable external costs incurred in connection with providing such information or assistance pursuant to this Section 7.1(b).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

7.2Commercial Supply.

(a)Commercial Drug Product.

(i)Third Party Manufacture and Supply. Genfit shall not be responsible for supplying drug product to Terns for commercial use.  Genfit shall permit Terns to negotiate and enter into with Genfit’s Third Party supplier of the applicable drug product a separate agreement for the commercial supply of such drug product for commercial use in the Terns Territory (“Third Party Drug Product Supply Agreement”), and Genfit shall use Commercially Reasonable Efforts to facilitate the negotiations of such Third Party Drug Product Supply Agreement.

(ii)Manufacturing Technology Transfer. Upon Terns’ request, the Parties shall enter into a manufacturing technology transfer agreement for the applicable drug product (“Commercial Drug Product Manufacturing Technology Transfer Agreement”). Under such Commercial Drug Product Manufacturing Technology Transfer Agreement, Genfit shall transfer to Terns such documents and information, and provide such technical assistance and support, necessary or reasonably useful for Terns to Manufacture, or have Manufactured by a Third Party contractor engaged by Terns that is reasonably acceptable to Genfit, the commercial formulation of the applicable drug product, to the extent Controlled by Genfit as of such date; provided that (i) Terns shall notify Genfit of any such Third Party contractor and only engage with such Third Party contractor after receiving the prior written consent of Genfit, not to be unreasonably withheld, conditioned or delayed, and (ii) any such Third Party contractor shall (A) be bound by written obligations of confidentiality, non-use and compliance with applicable Laws (including Proper Conduct Practices, GMP and any regulations required by the NMPA, the FDA and the EMA), consistent with this Agreement and have agreed in writing to assign to Terns all Data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work, and (B) upon reasonable prior written notice given by Genfit to Terns, shall permit Genfit or its representatives to audit, during such subcontractor’s normal business hours and without additional charge, the performance of Manufacturing activities hereunder, the facilities used and relevant processes, systems, books, documents and records, in order to determine Terns’ compliance with this Agreement. Terns shall [***] incurred in connection with providing such information or assistance pursuant to this Section 7.2(a)(ii).

(b)API.

(i)Third Party Manufacture and Supply. Genfit shall not be responsible for supplying API to Terns for commercial use. Genfit shall permit Terns to negotiate and enter into with Genfit’s Third Party supplier of the applicable API (“Genfit API Supplier”) a separate agreement for the commercial supply of such API for commercial use in the Terns Territory (“Third Party API Supply Agreement”), and Genfit shall use Commercially Reasonable Efforts to facilitate the negotiations of such Third Party API Supply Agreement.

(ii)Manufacturing Technology Transfer. Upon the [***] of the [***] of a Licensed Product in the Terns Territory, Terns may (but is not obligated to) request in writing from Genfit to enter into a manufacturing technology transfer agreement for the applicable API (“API Manufacturing Technology Transfer Agreement”). Under such API Manufacturing Technology Transfer Agreement, Genfit shall transfer or have transferred to Terns such documents

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

and information, and provide such technical assistance and support, necessary or reasonably useful for Terns to Manufacture, or have Manufactured by a Third Party contractor engaged by Terns that is reasonably acceptable to Genfit, the applicable API, to the extent Controlled by Genfit as of such date; provided that (A) Terns shall notify Genfit of any such Third Party contractor and only engage with such Third Party contractor after receiving the prior written consent of Genfit, not to be unreasonably withheld, conditioned or delayed, (B) such Third Party contractor shall be bound by written obligations of confidentiality, non-use and compliance with applicable Laws (including Proper Conduct Practices, GMP and any regulations required by the NMPA, the FDA and the EMA), consistent with this Agreement and have agreed in writing to assign to Terns all Data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work, and (C) upon reasonable prior written notice given by Genfit to Terns, Terns shall cause such Third Party contractor to (x) provide a sample of [***] the applicable API, promptly following the Manufacture thereof, to Genfit for testing purposes, and (y) permit Genfit or its representatives to audit, during such Third Party contractor’s normal business hours and without additional charge, the performance of Manufacturing activities hereunder, the facilities used and relevant processes, systems, books, documents and records, in order to determine Terns’ compliance with this Agreement. Terns shall pay any reasonable external costs incurred by Genfit in connection with providing such information or assistance pursuant to this Section 7.2(b) and the API Manufacturing Technology Transfer Agreement.

7.3Distribution.  Terns will be solely responsible for the distribution of Licensed Products in the Field in the Terns Territory.

7.4Brand Security and Anti-Counterfeiting.  The Parties will establish contacts for communication regarding brand security issues, and each Party shall reasonably cooperate with the other Party with respect thereto.  Practices around these incidents will comply with Genfit’s then-current standards, where such standards define product security features, warehouse/cargo protection requirements, and response and communication process for such incidents.

Article 8
Compensation

8.1Upfront Payment.  Within ten (10) Business Days after the Effective Date, Terns shall pay to Genfit a one-time, non-refundable, non-creditable financial milestone payment of thirty-five million U.S. Dollars (US$35,000,000).

8.2Development Milestone Payments.  Terns shall pay to Genfit the one-time, non-refundable, non-creditable payments set forth in the table below within [***] of the first achievement by a Licensed Product of the applicable milestone event, whether by or on behalf of Terns, its Affiliate, or their Sublicensees.  For clarity, each Development milestone payment shall be payable only once with respect to NASH or PBC regardless of the number of times achieved by one or more Licensed Products.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

8.3Commercial Milestone Payments.  Terns shall pay to Genfit the additional one-time, non-refundable, non-creditable payments set forth in the table below within [***] after the first achievement by the aggregate Net Sales of Licensed Products in a Fiscal Year of the applicable sales milestone event.  For clarity, the milestone payments in this Section 8.3 shall be additive such that if multiple milestone events specified below are achieved in the same Fiscal Year, then the milestone payments for all such milestone events shall be payable within [***] after the end of such Fiscal Year.  For clarity, each of the following milestone payments shall be payable only once regardless of the number of times such milestone is achieved.

Commercial Milestone Event	Milestone Payment
The aggregate Net Sales of Licensed Products in the Terns Territory in a Fiscal Year first reaches [***]	[***]
The aggregate Net Sales of Licensed Products in the Terns Territory in a Fiscal Year first reaches [***]	[***]
The aggregate Net Sales of Licensed Products in the Terns Territory in a Fiscal Year first reaches [***]	[***]

8.4Royalties on Net Sales.

(a)Royalty Rate.  Subject to the terms and conditions of this Section 8.4, within [***] after the end of each Calendar Quarter during the Royalty Term, Terns shall pay to Genfit non-creditable, non-refundable royalties of [***] percent ([***]%) of all Net Sales in the Terns Territory during such Calendar Quarter.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)Royalty Term.  Royalties payable under Section 8.4(a) shall be paid by Terns (on a Licensed Product-by-Licensed Product and Region-by-Region basis) from the period beginning on the date of the First Commercial Sale of each Licensed Product in a Region in the Terns Territory and continuing until the later of: (i) ten (10) years from the date of First Commercial Sale of such Licensed Product in such Region, and (ii) expiration of the last Valid Claim of a Genfit Licensed Patent or Joint Patent Covering such Licensed Product in such Region (the “Royalty Term”). For clarity, if a Valid Claim of a Genfit Licensed Patent or Joint Patent Covers the Manufacture of such Licensed Product in such Region, then regardless of whether such Licensed Product is actually Manufactured in such Region, such Licensed Product shall be deemed to be Covered by a Valid Claim of a Genfit Licensed Patent or Joint Patent in such Region.

(c)Royalty Reduction for No Valid Claim.  Starting from the first Calendar Quarter that a Licensed Product is not Covered by a Valid Claim of a Genfit Licensed Patent or Joint Patent in a Region where such Licensed Product is sold, the applicable royalty rate set forth in Section 8.4(a) with respect to Net Sales of such Licensed Product and such Region shall be reduced by [***] percent ([***]%).

(d)Anti-Stacking.  In the event that Terns, based on the reasonable opinion of Terns’ outside patent counsel in consultation with Genfit’s patent counsel, determines that rights to intellectual property owned or controlled by a Third Party are required in order to make, use, or sell a Licensed Product in a Region, Terns shall have the right to negotiate and acquire such rights through a license or otherwise and shall have the right to deduct from the royalty payments due to Genfit under this Agreement with respect to Net Sales of such Licensed Product in such Region in a particular Calendar Quarter, an amount equal to [***] percent ([***]%) of the royalties paid by Terns to such Third Party pursuant to such license for such rights on account of the sale of such Licensed Product in such Region during such Calendar Quarter; provided that such reduction shall not reduce the royalties due to Genfit for the Net Sales of such Licensed Product in such Region in a particular Calendar Quarter below [***] percent ([***]%) of the royalties that would otherwise have been due to Genfit under Section 8.4(a).

(e)Royalty Floor. Notwithstanding the operation of Sections 8.4(c) and 8.4(d), in no event shall the royalty rate payable pursuant to Section 8.4(a) fall below [***] percent ([***]%).

8.5Royalty Payments; Reports.  Royalties under Section 8.4 shall be calculated and reported for each Calendar Quarter during the Royalty Term and shall be paid within [***] after the end of the applicable Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of a Licensed Product occurs.  Each payment of royalties shall be accompanied by a report of Net Sales of Licensed Products by Terns, its Affiliates and their respective Sublicensees in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including: (a) the amount of gross sales and Net Sales of Licensed Products in the Terns Territory on a Licensed Product-by-Licensed Product and Region-by-Region basis, (b) an itemized calculation showing the deductions from gross sales (by major category as set forth in the definition of Net Sales) to determine Net Sales, and (c) a calculation of the amount of royalties due to Genfit in U.S. Dollars, including the application of any exchange rate used.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

8.6Payment Method; Foreign Exchange.  All payments owed by Terns under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Genfit.  For clarity, all payments by Terns to Genfit pursuant to Sections 8.1, 8.2, 8.3 and 8.4 shall be in U.S. Dollars.  The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars of any amounts payable in U.S. Dollars by Terns to Genfit under this Agreement shall be determined and calculated using the average rate of exchange based on [***] for the Calendar Quarter in which the applicable payment is due.

8.7Interest on Late Payments.  If Genfit does not receive payment of any sum due to it on or before the due date, interest shall thereafter accrue on the sum due to Genfit until the date of payment at the per annum rate of [***] or the maximum rate allowable by applicable Laws, whichever is lower, with such interest compounded [***].

8.8Records; Audits.

(a)Terns shall, and shall cause its Affiliates and their respective Sublicensees to, maintain in accordance with Accounting Standards, reasonably complete and accurate records in sufficient detail to permit Genfit to confirm the accuracy of the calculation of royalty payments and the achievement of the milestone events.  All payments and other relevant amounts under this Agreement shall be accounted for in accordance with Accounting Standards.  Upon reasonable prior written notice, in any event no less than [***] prior written notice, such records shall be available for examination during regular business hours and in a manner that does not interfere with Tern’s business activities for a period of [***] from the end of the Fiscal Year to which they pertain, and not more often than [***] each Fiscal Year, by an independent certified public accountant selected by Genfit and reasonably acceptable to Terns, for the sole purpose of verifying the accuracy of the financial reports furnished by Terns pursuant to this Agreement and any payments with respect thereto.  Any such auditor shall not disclose Terns’ Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Terns or the amount of payments due under this Agreement.  Any amounts shown to be owed but unpaid shall be paid within [***] from the accountant’s report, plus interest (as set forth in Section 8.7) from the original due date.  [***].

(b)Genfit shall, and shall ensure that its Affiliates and its and their respective employees, agents and contractors, maintain complete and accurate records with respect to Genfit’s pharmacovigilance-related obligations set forth in Section 5.8.  Upon reasonable prior notice, such records shall be available for examination during regular business hours for a period of [***] from the end of the Fiscal Year to which they pertain, and not more often than [***] each Fiscal Year, by Terns or its designee that is reasonably acceptable to Genfit, for the sole purpose of ensuring compliance with NMPA and other Regulatory Authority regulations.  Any such records shall be deemed Confidential Information of Genfit.

8.9Taxes.

(a)Taxes on Income.  Except as set forth in this Section 8.9, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)Withholding Taxes.  If Terns is required by applicable Laws to make any tax deduction, tax withholding or similar payment (other than value-added tax, any goods and services tax, harmonized sales tax and any similar provincial sales tax) from any amount paid or payable by Terns to Genfit (a “Tax Withholding”) under this Agreement, then in the case of any payments to be made by Terns to Genfit under this Agreement (including pursuant to Sections 8.1, 8.2, 8.3, and 8.4), Terns will (A) [***] and (B) [***]. [***].  In the event that (x) a Tax Withholding is required, but some or all of the tax required to be withheld and remitted by Terns is not withheld and/or is not remitted by Terns, and (y) instead Genfit pays the relevant amount of any required Tax Withholding to the appropriate Governmental Authority, [***].

(c)Tax Cooperation.  Without limiting Section 8.9(b), the Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate Tax Withholding or similar obligations in respect of payments made by Terns to Genfit under this Agreement (including pursuant to Sections 8.1, 8.2, 8.3, and 8.4).  To the extent Terns is required to make any Tax Withholdings for any payment to Genfit, Terns shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Genfit an official tax certificate or other evidence of such withholding sufficient to enable Genfit to claim such payment of taxes from any applicable Government Authority.  Genfit shall provide Terns any tax forms or other similar documentation that may be reasonably necessary in order for Terns not to make any Tax Withholdings or to make Tax Withholdings at a reduced rate under an applicable bilateral income tax treaty, and shall update such forms and documentation from time to time as necessary to reflect changes in facts.  Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of Tax Withholdings, VAT or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT. Specifically, in the event that any tax has been withheld upon a payment made under this Agreement or has otherwise been remitted to a Governmental Authority, if requested by Terns and if, and for so long as, the Parties acting in good faith mutually agree that there is a reasonable prospect of successfully obtaining a refund of such tax, then Genfit shall, at Terns’ sole cost and expense, seek a refund of such tax from the proper Governmental Authority. In the event that any taxes withheld or reimbursed by Terns under this Section 8.9 are subsequently refunded to Genfit by the appropriate Governmental Authority, Genfit shall pay over the amount of such refund, less any cash Taxes attributable to the receipt thereof and any reasonable expenses incurred by Genfit in obtaining such refund. Genfit agrees to reasonably cooperate with Terns and its Affiliates in the pursuit of such tax refund (including, if required by applicable Laws or by the applicable Governmental Authority, permitting Terns to seek such tax refund in Genfit’s name and participating in any application or appeal that requires that Genfit be the party applying for such tax refund, solely with Genfit’s prior written consent); provided that, Terns agrees to assume responsibility for direct payment of lawyers’ and other advisors’ fees and any other costs associated with seeking such refund.

(d)VAT.  All payments due to Genfit from Terns pursuant to this Agreement shall be paid exclusive of, and without reduction for, any value-added tax (including, for greater certainty, any goods and services tax, harmonized sales tax and any similar taxes) (“VAT”) (which, if applicable, shall be payable by Terns). Terns shall be responsible for the payment of all VAT applicable to the payments made by Terns to Genfit under this Agreement and shall file all applicable VAT tax returns.  Genfit shall cooperate, to the extent reasonably required, with the filing of any such VAT tax returns. Terns shall indemnify Genfit for any VAT imposed on Genfit

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

with respect to the payments made to it by Terns under this Agreement and if Genfit directly pays any VAT, Terns shall promptly reimburse Genfit for such VAT including all reasonable related costs. If Genfit determines that it is required to report any such tax, Terns shall promptly provide Genfit with applicable receipts and other documentation necessary or appropriate for such report.  For clarity, this Section 8.9(d) is not intended to limit Terns’ right to deduct VAT in determining Net Sales.

Article 9
Intellectual Property Matters

9.1Ownership; License Grants.

(a)Data.  Genfit shall solely own all Data generated by Genfit.  For clarity, all Data Controlled by Genfit are included in the Genfit Licensed Know-How and licensed to Terns under Section 2.1(a).  Terns shall solely own all Data generated by Terns in the Development of Licensed Products in the Field in the Terns Territory.  Terns hereby grants to Genfit (i) an irrevocable, perpetual, royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses, to use such Data generated and owned by Terns for all purposes, and (ii) upon expiration or termination of the Agreement (other than termination of the Agreement by Terns pursuant to Sections 13.4 or 13.5), an irrevocable, perpetual, royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses, to use such Data generated and owned by Terns for the Development, Manufacture and Commercialization of the Licensed Compound or Licensed Products in the Field in the Terns Territory.   Notwithstanding the foregoing, no rights shall be granted by either Party to the other Party under this Section 9.1(a) with respect to the Development, Manufacture or Commercialization of any product containing the Licensed Compound together with one or more APIs other than the Licensed Compound.

(b)Product Materials.  Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party a fully-paid up, royalty-free license, with the right to grant sublicenses under multiple tiers, to use Product Materials generated and owned by such Party, solely to the extent reasonably necessary for the Development, Manufacture (with respect to Terns, solely to the extent applicable under Section 7.2) and Commercialization of the Licensed Compound and Licensed Product in the Field in the other Party’s respective territory during the Term of this Agreement. Notwithstanding the foregoing, no rights shall be granted by either Party to the other Party under this Section 9.1(b) with respect to the Development, Manufacture or Commercialization of any products containing the Licensed Compound together with one or more APIs other than the Licensed Compound.

(c)Inventions.  Inventorship of any Invention will be determined in accordance with the standards of inventorship and conception under U.S. patent laws.

(i)Genfit Inventions.  Any Invention generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Genfit, its Affiliates and their respective licensees (including Genfit Partners), including their employees, agents and contractors (“Genfit Inventions”) shall be solely and exclusively owned by Genfit. For clarity, any and all Genfit Inventions that are Controlled by Genfit and reasonably necessary for the Development, Manufacture and Commercialization of the Licensed Compound and Licensed Product in the Field in the Terns Territory shall be included in the Genfit Technology licensed to Terns under Section 2.1(a), including any Patent rights therein.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(ii)Terns Inventions.  Any Inventions generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Terns, its Affiliates and their respective Sublicensees, including their employees, agents and contractors (“Terns Inventions”) shall be solely and exclusively owned by Terns.  Terns shall disclose in writing to Genfit all Terns Inventions promptly following the generation, development, conception or reduction to practice thereof. Terns hereby grants Genfit (A) an irrevocable, perpetual, royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses, under the Terns Inventions in the Genfit Territory, and (B) upon expiration or termination of this Agreement (other than termination of this Agreement by Terns pursuant to Sections 13.4 or 13.5) an irrevocable, perpetual, royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses, under the Terns Inventions in the Terns Territory, in each case of (A) and (B), solely for the Development, Manufacture and Commercialization of the Licensed Compound or Licensed Products in the Field.  Notwithstanding the foregoing, no rights shall be granted to Genfit under this Section 9.1(c)(ii) with respect to the Development, Manufacture or Commercialization of any product containing the Licensed Compound together with one or more APIs other than the Licensed Compound, or with respect to any API other than a Licensed Compound.

(iii)Joint Inventions.  Any Invention generated, developed, conceived or reduced to practice (constructively or actually) jointly by or on behalf of Terns and Genfit, their Affiliates and respective Sublicensees, including their employees, agents and contractors (“Joint Inventions”) shall be jointly owned by the Parties, and, subject to the licenses set forth in this Agreement, each Party may freely exploit such Joint Inventions without any duty to account to the other Party.  Each Party shall disclose in writing to the other Party all Joint Inventions promptly following the generation, development, conception or reduction to practice thereof. Terns hereby grants Genfit an irrevocable, perpetual, royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses, under its rights in such Joint Inventions (i) in the Genfit Territory, and (ii) upon termination of the Agreement (other than termination of the Agreement by Terns pursuant to Sections 13.2(b), 13.4 or 13.5), in the Terns Territory, in each case of (i) and (ii), solely for the Development, Manufacture and Commercialization of the Licensed Compound or Licensed Product in the Field, but excluding any product containing the Licensed Compound together with one or more APIs other than the Licensed Compound.

(d)Terns’ Affiliates, Sublicensees and Subcontractors.  Terns shall ensure that each of its Affiliates, Sublicensees and subcontractors under this Agreement has a contractual obligation to disclose to Terns all Data, Product Materials and Inventions generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors, and to provide sufficient rights with respect thereto, so that Terns can comply with its obligations under Sections 9.1(a), 9.1(b) and 9.1(c).

9.2Patent Prosecution.

(a)Definition.  For the purpose of this Article 9, “prosecution” of Patents shall include, without limitation, all communication and other interaction with any patent office or patent authority having jurisdiction over a Patent application throughout the world in connection with any pre-grant proceedings and post-grant proceeding, including opposition proceedings.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)Genfit Licensed Patents; Joint Patents.  Except as set forth in Section 9.2(d), as between the Parties, Genfit shall have the sole right to prepare, file, prosecute and maintain or abandon the Genfit Licensed Patents on a worldwide basis.  Genfit will use Commercially Reasonable Efforts to prepare, file, prosecute, defend and maintain all Genfit Product-Specific Licensed Patents in the Terns Territory; provided, however, that Genfit does not represent or warrant that any patent will issue or be granted based on patent applications contained in the Genfit Product-Specific Licensed Patents.  Except as set forth in Section 9.2(d), as between the Parties, Genfit shall have the sole right to prepare, file, prosecute and maintain or abandon the Joint Patents on a worldwide basis.  Genfit will use Commercially Reasonable Efforts to prepare, file, prosecute, defend and maintain all Joint Patents in the Terns Territory; provided, however, that Genfit does not represent or warrant that any patent will issue or be granted based on patent applications contained in the Joint Patents.  Genfit shall provide Terns with a copy of the draft prepared for the filing of a Joint Patent, before the filing of such Joint Patent and will consider in good faith comments thereto provided by Terns in connection with the filing thereof.    Genfit shall provide Terns with regular updates on the prosecution of the Genfit Product-Specific Licensed Patents and Joint Patents in the Field in the Terns Territory.  For clarity, Terns shall not have any rights pursuant to this Agreement with respect to any Genfit Licensed Patents in the Genfit Territory (including any Step-In Rights relating thereto).

(c)Terns Patents.  Except as set forth in Section 9.2(d), as between the Parties, Terns shall have the sole right to prepare, file, prosecute and maintain or abandon the Terns Patents.  Terns shall provide Genfit with a copy of the draft prepared for the filing of a Terns Patent, before the filing of such Terns Patent and will consider in good faith comments thereto provided by Genfit in connection with the filing thereof.  Terns shall provide Genfit with regular updates on the prosecution of the Terns Patents in the Field in the Terns Territory.

(d)Step-In Rights.  Either Party may cease prosecution and/or maintenance of any Patent that such Party is responsible for prosecuting and maintain pursuant to this Section 9.2 on a country-by-country basis by providing the other Party written notice reasonably in advance of such due date.  If the responsible Party elects to cease prosecution or maintenance of the relevant Patent in a country, the other Party, shall have the right, but not the obligation, at its sole discretion and cost, to continue prosecution or maintenance of such Patent and in such country (“Step-In Rights”), provided that Terns may only exercise its Step-In Rights with respect to Joint Patents and Genfit Product-Specific Licensed Patents in the Terns Territory.  If the other Party elects to continue prosecution or maintenance or elects to file additional applications following the responsible Party’s election to cease prosecution or maintenance pursuant to this Section 9.2(d), the responsible Party shall transfer the applicable patent files to such other Party or its designee and execute such documents and perform such acts at the responsible Party's expense as may be reasonably necessary to allow the other Party to initiate or continue such filing, prosecution or maintenance at the other Party's sole expense.

(e)Cooperation.  Each Party shall provide the other Party with all reasonable assistance and cooperation in the patent prosecution efforts set forth in this Section 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9.3Patent Term Extensions in the Terns Territory. The JSC will discuss and recommend for which, if any, of the Patents within the Genfit Licensed Patents, Terns Patents and Joint Patents in the Terns Territory the Parties should seek patent term extensions.   If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as which Patents such extensions should be sought for, (a) Genfit, in the case of Genfit Licensed Patents and Joint Patents, and (b) Terns, in the case of Terns Patents, shall have the final decision-making authority with respect to applying for any such patent term extension in the Terns Territory, and will act with reasonable promptness in light of the development stage of Licensed Products to apply for any such patent term extension, where it so elects; provided, however, that if only one such Patent can obtain a patent term extension, the Parties will consult in good faith to determine which such Patent should be the subject of efforts to obtain a patent term extension, and further provided that, if a Genfit Licensed Patent is the only Patent that is eligible for a patent term extension with respect to a Licensed Product in the Terns Territory, then (i) Terns shall have the right, but not the obligation, to request Genfit to apply for such patent term extension at Terns’ sole discretion and cost, and (ii) upon Genfit’s receipt of such request, Genfit shall use Commercially Reasonable Efforts to apply for such patent term extension.  Each Party will cooperate fully with the other Party in making such filings or actions, for example and without limitation, making available all required regulatory Data and Information and executing any required authorizations to apply for such patent term extension.  All expenses incurred in connection with activities of each Party with respect to the Patent(s) for which such Party seeks patent term extensions pursuant to this Section 9.3 shall be borne by such Party.

9.4Patent Enforcement.

(a)Notification; Information Sharing.  If either Party becomes aware of any existing or threatened infringement of any Genfit Licensed Patent, Terns Patent or Joint Patent (“Infringement”), it shall promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Infringement.  Each Party shall share with the other Party all Information available to it regarding such alleged Infringement, pursuant to a mutually agreeable “common interest agreement” executed by the Parties under which the Parties agree to their shared, mutual interest in the outcome of any suit or other action to enforce the Genfit Licensed Patents, Terns Patent and Joint Patent against such Infringement.

(b)Enforcement Rights.

(i)Genfit Product-Specific Licensed Patents; Joint Patents.

(1)Genfit shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Genfit Product-Specific Licensed Patent or Joint Patent in the Terns Territory, at Genfit’s cost and expense.  If Genfit elects to commence a suit or other action to enforce the applicable Genfit Product-Specific Licensed Patent or Joint Patent against such Infringement in the Terns Territory, then Terns shall have the right to join such enforcement action upon written notice to Genfit, and the Parties shall share the cost and expense of such enforcement action equally.  If Genfit notifies Terns in writing that it does not intend to commence a suit or other action to enforce the applicable

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Genfit Product-Specific Licensed Patent or Joint Patent against such Infringement or to take other action to secure the abatement of such Infringement, or fails to take any such action after a period of [***] following either Party’s receipt of the notice of Infringement pursuant to Section 9.4(a), then, to the extent that such Infringement is resulting from a Third Party’s use or sale of a product that competes with a Licensed Product in the Field in the Terns Territory, Terns shall have the right, but not the obligation, to commence such a suit or take such action, at Terns’ cost and expense; provided that, in the event the Person engaged in the Infringement of any Genfit Product-Specific Licensed Patent or Joint Patent in the Terns Territory is also engaged in such Infringement in the Genfit Territory, and Genfit has commenced a suit to secure the abatement of such Infringement in the Genfit Territory, then Genfit shall promptly notify Terns thereof and Terns shall not have the right to commence such suit or action without the prior written consent of Genfit, not to be unreasonably withheld. In such case, Genfit shall take appropriate actions in order to enable Terns to commence a suit or take the actions set forth in the preceding sentence.

(2)Neither Party shall settle any such suit or action under 9.4(b)(i)(1) in any manner that would negatively impact the Genfit Product-Specific Licensed Patents or Joint Patents or that would limit or restrict the ability of Terns to sell the Licensed Products in the Terns Territory, without the prior written consent of the other Party.  For clarity, Terns shall not have the right to commence any such suit or action against any existing or threatened infringement of the Genfit Product-Specific Licensed Patents or Joint Patents outside the Terns Territory.

(ii)Terns Patents.  Terns shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Terns Patent, at Terns’ cost and expense.  If Terns elects to commence a suit to enforce the applicable Terns Patent against such Infringement, where such Infringement relates to the Commercialization in the Terns Territory of unauthorized products containing the Licensed Compound, then Genfit shall have the right to join such enforcement action upon notice to Terns, and in this case the Parties shall share the cost and expense of such enforcement action equally.  If Terns notifies Genfit that it does not intend to commence a suit to enforce the applicable Terns Patent against such Infringement or to take other action to secure the abatement of such Infringement, or fails to take any such action after a period of [***] days, then Genfit shall have the right, but not the obligation, to commence such a suit or take such action, at Genfit’s cost and expense.  In such case, Terns shall take appropriate actions in order to enable Genfit to commence a suit or take the actions set forth in the preceding sentence.

(c)Collaboration.  Each Party shall provide to the Party bringing a claim, suit or action under Section 9.4(b) (the “Enforcing Party”) with reasonable assistance in such enforcement, including joining such action as a party plaintiff if required by applicable Laws to pursue such action.  The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.  The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Enforcing Party.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(d)Expenses and Recoveries.  The Enforcing Party shall be solely responsible for any expenses it incurs as a result of such enforcement action, except that the Parties shall share equally the cost and expense of the enforcement action when Genfit is the Enforcing Party and Terns elects to join the enforcement action.  If the Enforcing Party recovers monetary damages in such claim, suit or action brought under Section 9.4(b), such recovery shall be allocated first to the reimbursement of any documented expenses incurred by the Parties in such enforcement action, and any remaining amounts shall be shared by the Parties as follows:

(i)if (A) Genfit is the Enforcing Party under Section 9.4(b)(i)(1) and Terns elects to join the enforcement action and share the cost and expenses related thereto, or (B) Terns is the Enforcing Party under Section 9.4(b)(ii) and Genfit elects to join the enforcement action and share the cost and expenses related thereto: [***] of the remaining amounts shall be retained by Genfit, and [***] of the remaining amounts shall be paid to Terns;

(ii)if Genfit is the Enforcing Party (A) under Section 9.4(b)(i)(1) and Terns does not elect to join the enforcement action and share the cost and expenses related thereto, or (B) under Section 9.4(b)(ii): [***] of the remaining amounts shall be retained by Genfit, and [***] of the remaining amounts shall be paid to Terns;

(iii)if Terns is the Enforcing Party (A) under Section 9.4(b)(ii) and Genfit does not elect to join the enforcement action and share the cost and expenses related thereto, or (B) under Section 9.4(b)(i)(1): [***] of the remaining amounts shall be retained by Terns, and [***] of the remaining amounts shall be paid to Genfit.

(e)Sections 9.4(c) and 9.4(d) shall survive the termination of this Agreement solely with respect to any pending enforcement action initiated during the Term under this Section 9.4.

9.5Third Party Infringement Claims.  If the Manufacture, use or sale of the Licensed Products in the Field in the Terns Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against Genfit or Terns (or their respective Affiliates, licensees or Sublicensees) (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing.  Subject to Article 11, the Party for which the Infringement Action is brought against (the “Accused Party”) shall have the right to direct and control the defense of such Infringement Action, at its own expense with counsel of its choice; provided, however, that the other Party may participate in the defense and/or settlement thereof, at its own expense with counsel of its choice.  In any event, the Accused Party agrees to keep the other Party reasonably informed of all material developments in connection with any such Infringement Action for which the Accused Party exercises its right to direct and control the defense.  The Accused Party agrees not to settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would adversely affect the rights or interests of the other Party, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.  Subject to Article 11, if the Accused Party does not exercise its right to direct and control the defense of an Infringement Action that is brought against the other Party, then the other Party shall have such right and it shall agree to keep  the Accused Party reasonably informed of all material developments in connection with such Infringement Action and it shall not settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would materially adversely affect the rights or interests of the Accused Party, without the prior written consent of the Accused Party, which shall not be unreasonably withheld or delayed.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9.6Trademarks.

(a)Subject to Section 9.4(c) below, Terns shall Commercialize the Licensed Products in the Field in the Terns Territory under any trademark owned or Controlled by Terns (the “Terns Product Mark”); provided that, prior to finalizing any Terns Product Mark, Terns shall provide Genfit with such proposed trademark and related trade dress and shall reasonably consider in good faith Genfit’s comments with respect thereto.  Terns shall, and shall cause its Affiliates and Sublicensees to, use the Terns Product Mark solely in connection with the Development, Manufacturing, and Commercialization of the Licensed Products in the Field in the Terns Territory.  Terns shall own all rights in the Terns Product Mark, and all goodwill in the Terns Product Mark shall accrue to Terns.  Terns shall register and maintain, at Terns’ cost and expense, the Terns Product Marks in the Terns Territory.

(b)Subject to Section 9.4(c) below, Terns shall have the right to brand the Licensed Products in the Field in the Terns Territory with those trademarks of Terns that are associated with Terns’ name or identity (“Terns Housemarks”).  Terns shall own all rights in the Terns Housemarks, and all goodwill in the Terns Housemarks shall accrue to Terns.

(c)In connection with Terns’ use of any Terns Product Mark or Terns Housemark, subject to Section 9.6(d), Terns shall not, and shall cause its Affiliates and their respective Sublicensees to not: (i) make any use of trademarks that are confusingly similar to any trademarks or housemarks of Genfit or its Affiliates (including the corporate name of Genfit or any of its Affiliates), without the prior written consent of Genfit; or (ii) use any trademarks, other than the Terns Product Marks and the Terns Housemarks, in connection with the Commercialization of Licensed Products in the Field in the Terns Territory, without the prior written consent of Genfit.

(d)Notwithstanding anything to the contrary, to the extent required by applicable Laws, (i) Terns may include Genfit’s name and corporate logo on the Licensed Product label, packaging, promotional/marketing materials to indicate that the Licensed Product is in-licensed from Genfit, and shall display Genfit’s name and corporate logo with equal prominence and comparable size, resolution, print quality, and location, as instructed by Genfit from time to time, as Terns’ name and corporate logo is displayed, and (ii) Genfit hereby grants to Terns a non-exclusive, fully paid-up, royalty free, sublicensable license to use Genfit’s name and corporate logo for the Commercialization of the Licensed Product in the Terns Territory, to the extent consistent with the foregoing.

Article 10
Representations And Warranties; covenants

10.1Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party, as follows:

(a)Corporate Existence.  As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)Corporate Power, Authority and Binding Agreement.  As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally;

(c)No Conflict.  The execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the Development Plan and the license to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of applicable Law existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation or by-laws (or other constating documents) of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a material default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;

(d)No Violation.  Neither such Party nor any of its Affiliates is under any obligation to any Person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder;

(e)No Debarment.  Neither such Party nor any of its Affiliates is debarred or disqualified under the Act or comparable applicable Laws outside the U.S.; and

(f)No Consents.  No authorization, consent, approval of a Third Party, nor to such Party’s knowledge, any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary for the (i) valid execution and delivery of this Agreement by such Party; or (ii) the consummation by such Party of the transactions contemplated hereby.

10.2Additional Representations and Warranties of Genfit.  Genfit represents and warrants to Terns, as of the Effective Date, as follows:

(a)Title; Encumbrances.  (i) It solely owns the Genfit Licensed Patents and otherwise has sufficient legal and/or beneficial title or ownership or license with respect to the Genfit Technology, as necessary to grant the licenses to Terns as purported to be granted pursuant to this Agreement, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreement, encumbrances, charges or claim of any kind, and (ii) to Genfit’s knowledge, no Third Party has taken any action before the United States Patent and Trademark Office, or any counterpart thereof outside the U.S., claiming legal and/or beneficial title or ownership or license of any Genfit Technology;

(b)Notice of Infringement or Misappropriation.  It has not received any written notice from any Third Party asserting or alleging that (i) any research, development, manufacture, or commercialization of a Licensed Product by Genfit prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party, or (ii) the Development, Manufacture, or Commercialization of the Licensed Products in the Terns Territory would infringe or misappropriate the intellectual property rights of such Third Party;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)Non-Infringement of Rights by Third Parties.  To Genfit’s knowledge, no Third Party is infringing or has infringed the Genfit Product-Specific Licensed Patents as of the Effective Date;

(d)Non-Assertion by Third Parties.  To Genfit’s knowledge, no Third Party has asserted in writing that the issued patents within the Genfit Licensed Patents set forth in Exhibit A are invalid or unenforceable;

(e)No Proceeding.  [***], there is no pending, and to Genfit’s knowledge, no threatened, adverse action, suit or proceeding against Genfit involving any Genfit Technology or the safety (including any product liability claim) of a Licensed Product;

(f)Prosecution of Genfit Licensed Patents.  Except with respect to any Genfit Product-Specific Licensed Patents for which Genfit has ceased prosecution and/or maintenance and granted Terns Step-In Rights therewith pursuant to Section 9.2(d), all maintenance fees, annuity payments, and similar payments relating to the Genfit Product-Specific Licensed Patents in the Terns Territory have been made, and during the Term will be made, in a timely manner. To Genfit’s knowledge, prior to the Effective Date, Genfit has not taken action or failed to undertake an action, in connection with filing, prosecuting and maintaining the Genfit Product-Specific Licensed Patents set forth in Exhibit A in the Terns Territory in violation of any applicable Law;

(g)Compliance with Laws.  To Genfit’s knowledge, Genfit has complied with all applicable Laws in connection with the prosecution of the Genfit Product-Specific Licensed Patents, including the duty of candor owed to any patent office pursuant to such Laws;

(h)Genfit Licensed Patents.  Genfit does not have knowledge of any Information which leads it to believe that any issued patents included in the Genfit Licensed Patents set forth in Exhibit A are invalid or unenforceable;

(i)No Conflicts.  Genfit has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Terns under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Terns under this Agreement, or that would otherwise materially conflict with or adversely affect Terns’ rights under this Agreement.

10.3Additional Representations and Warranties of Terns.  Terns represents and warrants to Genfit that, to Terns’ knowledge as of the Effective Date Terns does not Control any Patent that is necessary to make, use, import, offer for sale or sell Licensed Products in the Field.

10.4Compliance with Laws.

(a)Each Party shall, and shall ensure that its Affiliates and their respective Sublicensees will, comply in all respects with Proper Conduct Practices, and all applicable Laws in the Development, Manufacturing, and Commercialization of Licensed Products and performance of its obligations under this Agreement, including the ICH, GCP, GLP and any Regulatory Authority and Governmental Authority health care programs having jurisdiction in such Party’s respective territory, each as may be amended from time to time.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)Each Party shall immediately notify the other Party if it has any information or suspicion that there may be a violation of any applicable Laws (including Anti-Corruption Laws) in connection with its performance under this Agreement or the Development or Commercialization of any Licensed Product hereunder.  In the event that either Party has violated or been suspected of violating any of its obligations, representations, warranties or covenants in Section 10.4(a), such Party will take reasonable actions to remedy such breach and to prevent further such breaches from occurring.

(c)Notwithstanding the foregoing, each Party will have the right, upon reasonable prior written notice and during the other Party’s regular business hours, to audit the other Party’s books and records in the event that a suspected violation of any Anti-Corruption Law needs to be investigated (in such Party’s reasonable, good-faith discretion).  Such audit shall be conducted by such Party’s audit team comprised of qualified auditors who have received anticorruption training.  For clarity, a credible finding, after a reasonable investigation, of any breach of Section 10.4(a) or 10.4(b) with respect to any Anti-Corruption Law, shall be deemed a material breach of this Agreement and allow the non-breaching Party to terminate this Agreement in accordance with Section 13.4.

10.5Additional Covenants.  In addition to any covenants made by Terns elsewhere in this Agreement:

(a)Terns hereby covenants to Genfit that neither Terns nor any of its Affiliates or Sublicensees, will employ or use the services of any Person who is debarred or disqualified under the Act, or comparable applicable Laws outside the U.S., in connection with activities relating to any Licensed Product; and in the event that Terns becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Terns or any of its Affiliates with respect to any activities relating to any Licensed Product, Terns will immediately notify Genfit in writing and Terns will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Licensed Product;

(b)Each Party hereby covenants to the other Party that neither such Party nor any of its Affiliates, nor any of their respective employees shall use any confidential information obtained from any Third Party (including any prior employer) to which such Party or any of its Affiliates, or any of their respective employees has a duty to keep in confidence such information, directly or indirectly, whether obtained prior to the Effective Date or during the Term, in connection with activities performed under this Agreement, unless consented to in writing by such Third party, and such Party shall be solely responsible and liable for, and shall indemnify the other Party pursuant to Article 11 in connection with, any breach of this covenant by such Party, any of its Affiliates, or their respective employees.

10.6No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY OR ITS AFFILIATES, AND ALL

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.  FOR CLARITY AND WITHOUT LIMITING THE FOREGOING, GENFIT MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE LICENSED PRODUCTS OR GENFIT TECHNOLOGY EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 10.

Article 11
Indemnification

11.1Indemnification by Genfit.  Genfit shall defend, indemnify, and hold Terns and its Affiliates and their respective officers, directors, employees, and agents (the “Terns Indemnitees”) harmless from and against any and all losses, damages, liabilities, actually incurred expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”) to which any Terns Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (collectively, “Claims”) arising out of, based on, or resulting from (a) the Development, Manufacture, or Commercialization of Licensed Products in the Terns Territory by or on behalf of Genfit or its Affiliates prior to the Effective Date, (b) the Development, Manufacture, or Commercialization of Licensed Products in the Genfit Territory, (c) the breach of any of Genfit’s obligations under this Agreement, including Genfit’s representations, warranties or covenants set forth herein, (d) the conduct of any pharmacovigilance-related activities set forth in Section 5.8 by or on behalf of Genfit (except to the extent that such Claim arises from Terns’ provision of false, misleading, inaccurate or incomplete information to Genfit under Section 5.8 or Terns’ breach of its obligations under the Pharmacovigilance Agreement) or (e) the willful misconduct or negligent acts of any Genfit Indemnitee.  The foregoing indemnity obligation shall not apply to the extent that (i) the Terns Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Genfit’s defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Terns is obligated to indemnify the Genfit Indemnitees under Section 11.2.

11.2Indemnification by Terns.  Terns shall defend, indemnify, and hold Genfit and its Affiliates and their respective officers, directors, employees, and agents (the “Genfit Indemnitees”) harmless from and against any and all Losses to which any Genfit Indemnitee may become subject as a result of any Claims arising out of, based on, or resulting from (a) the Development, Manufacture, or Commercialization of Licensed Products by or on behalf of Terns or its Affiliates or Sublicensees on or after the Effective Date (except to the extent that any such activities are conducted by or on behalf of Genfit or its Affiliates) (including any Infringement Actions), (b) the breach of any of Terns’ obligations under this Agreement, including Terns’ representations, warranties, or covenants set forth herein and its covenants set forth in Section 10.5, or (c) the willful misconduct or negligent acts of any Terns Indemnitee.  The foregoing indemnity obligation shall not apply to the extent that (i) the Genfit Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Terns’ defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Genfit is obligated to indemnify the Terns Indemnitees under Section 11.1

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

11.3Indemnification Procedures.  The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim and shall offer control of the defense of such Claim to the Indemnifying Party.  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice.  The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money.  So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 11.  Notwithstanding anything contained in this Section 11.3, the provisions of Section 9.5 shall govern the defense of any Infringement Actions.  Additionally, in the event that Genfit has elected to defend any such Infringement Action, then Terns shall not be obligated to indemnify Genfit for any Claims related to such Infringement Action; rather, the Parties shall share equal responsibility for any Losses resulting therefrom.

11.4Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 or 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS EXCLUSIVITY OBLIGATIONS IN SECTION 2.5 OR ITS CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12.

11.5Insurance.  Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11.  Each Party shall provide the other Party with written evidence of such insurance upon request.  Each Party shall provide the other Party with written notice at least [***] prior to the cancellation, non‑renewal or material change in such insurance.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Article 12
Confidentiality

12.1Confidentiality.  Each Party agrees that, during the Term and for a period of [***] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information of the other Party, except to the extent expressly agreed in writing by the Parties.  The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliate in breach of this Agreement;

(d)was disclosed to the receiving Party or its Affiliate without any confidentiality obligations by a Third Party who, to the Party’s knowledge, had a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

(e)was independently discovered or developed by the receiving Party or its Affiliate without use of or reference to the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

12.2Authorized Disclosure.  Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)such disclosure is reasonably necessary (i) for the filing or prosecuting of Patent rights as contemplated herein; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Licensed Product; or (iii) for the prosecuting or defending litigation as contemplated herein;

(b)such disclosure is reasonably necessary to its or its Affiliate’s employees, agents, consultants, contractors, licensees or Sublicensees, (including Genfit Partners) on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights hereunder; provided that in each case, the disclosees are bound by written obligations of confidentiality consistent with those contained in this Agreement; or

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)such disclosure is reasonably necessary to comply with applicable Laws, including regulations or rules promulgated by applicable securities commissions (or other securities regulatory authorities), security exchanges, court order, administrative subpoena or order; and

(d)solely with respect to the terms of this Agreement and excluding disclosure of any other Confidential Information, such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating or carrying out an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and require each disclosee to treat such Confidential Information as confidential.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.2(a), 12.2(c) or 12.2(d), such Party shall promptly notify the other Party of such required disclosure, to the extent that it is legally authorized or permitted to so, and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

12.3Publicity; Terms of Agreement.

(a)The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 12.3.

(b)If either Party desires to make a public disclosure concerning the terms of this Agreement, such Party shall give the proposed text of such disclosure to the other Party reasonably in advance (but in any case no less than [***] prior to the disclosure) for its prior review and approval (except as otherwise provided herein), which approval shall not be unreasonably withheld or delayed.  A Party commenting on such a proposed disclosure shall provide its comments, if any, within [***] after receiving the proposed disclosure for review (or such shorter period of time as necessitated by regulatory requirements).  In addition, where required by applicable Law, including regulations promulgated by applicable security exchanges, either Party shall have the right to make a press release or other public disclosure regarding the achievement of each milestone under this Agreement as it is achieved, the achievements of Regulatory Approval in the Terns Territory as they occur, or the occurrence of other events that affect either Party’s rights or obligations under this Agreement, including the results of any Clinical Trial of Licensed Products, whether in the Terns Territory or the Genfit Territory; provided that such Party shall provide the proposed text of such disclosure to the other Party at least [***] in advance, and the other Party shall provide its comments thereto within such [***].  In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.3.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)The Parties acknowledge that either or both Parties or their Affiliates may be obligated to file under applicable Laws a copy of this Agreement with Governmental Authorities, including, without limitation, the U.S. Securities and Exchange Commission (the “SEC”).  Each Party and its Affiliates shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available.  In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party or its Affiliate intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s timely comments thereon to the extent consistent with the legal requirements, with respect to the filing Party or Affiliate, governing disclosure of material agreements and material information that must be publicly filed.

12.4Technical Publication.  Neither Party may publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement or otherwise pertaining to the Development of the Licensed Compound or Licensed Products in the Field in the Terns Territory, without the opportunity for prior review and comment by the other Party in accordance with this Section 12.4, except to the extent required by applicable laws.  A Party seeking publication shall provide the other Party the opportunity to review and comment on any such proposed publication at least [***] for abstracts [***] for manuscripts prior to its intended submission for publication.  The other Party shall provide the Party seeking publication with its comments in writing, if any, within [***] for abstracts and [***] for manuscripts after receipt of such proposed publication.  The Party seeking publication shall consider in good faith any comments thereto provided by the other Party and shall comply with the other Party’s request to remove any and all of such other Party’s Confidential Information from the proposed publication. Further, if Genfit reasonably determines and notifies Terns that a proposed publication is reasonably likely to result in Adverse Risk in the Genfit Territory, Terns shall not submit such publication unless and until the Parties agree to a proposal to mitigate such Adverse Risk. In addition, the Party seeking publication shall delay the submission for a period up to [***] in the event that the other Party can demonstrate reasonable need for such delay for the preparation and filing of a patent application.  If the other Party fails to provide its comments to the Party seeking publication within the specified time frame, such other Party shall be deemed to not have any comments, and the Party seeking publication shall be free to publish in accordance with this Section 12.4.  The Party seeking publication shall provide the other Party a copy of the manuscript at the time of the submission.  Each Party agrees to acknowledge the contributions of the other Party and its employees in all publications in accordance with scientific practices.

12.5Equitable Relief.  Each Party acknowledges that its breach of this Article 12 will cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law.  By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by the other Party.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Article 13
Term And Termination

13.1Term.  The term of this Agreement (the “Term”) shall commence upon the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect until the expiration of the Royalty Term on a Region-by-Region basis.  Upon the expiration (but not early termination) of this Agreement, on a Region-by-Region basis, the licenses granted hereunder by Genfit to Terns shall become fully paid-up, royalty free, irrevocable and perpetual; provided that such licenses shall thereafter be granted on a non-exclusive basis.

13.2Termination by Terns.

(a)Terns may terminate this Agreement in its entirety for convenience upon (i) [***] prior written notice to Genfit (if such notice is provided before [***]) or (ii) [***] prior written notice to Genfit (if such notice is provided following [***]); provided, however, that in each case under (i) and (ii) Genfit may, in its discretion, upon prior written notice to Terns accelerate the effectiveness of such termination to the extent permitted by Law in the Terns Territory.

(b)Terns may terminate this Agreement on a Region-by-Region and/or Licensed Product-by-Licensed Product basis, upon [***] prior written notice to Genfit if a Regulatory Authority in a Region has ordered Terns to stop all sales of a Licensed Product in such Region due to a safety concern; provided, however, that Terns has, for a period of [***] prior to the provision of such notice by Terns, used Commercially Reasonable Efforts to resolve such safety concern.

13.3Termination by Genfit.

(a)Genfit may terminate this Agreement upon written notice to Terns, if Terns ceases all Development (including all regulatory activities) and all Commercialization of Licensed Products (including through Sublicensees and contractors) in the Terns Territory for a period of [***], unless Development or Commercialization of Licensed Products was prevented throughout such period by a force majeure for which Terns provided notice pursuant to Section 15.2 prior to or at the start of such period and that persisted throughout such period despite Terns’ Commercially Reasonable Efforts to remove or mitigate it. Such termination shall go into effect on the date specified in the applicable termination notice. For clarity, a delay by Regulatory Authorities and/or a decision by Regulatory Authorities to suspend a Clinical Trial (e.g., a “regulatory hold”) shall not give Genfit the right to terminate this Agreement under this Section 13.3(a), so long as Terns continues to use Commercially Reasonable Efforts to remove such regulatory hold.

(b)Genfit may terminate this Agreement in its entirety upon [***] prior written notice to Terns, if Terns or its Affiliates or their respective Sublicensees (directly or indirectly, individually or in association with any other Person) challenges the validity, enforceability or scope of any Genfit Licensed Patent, unless during such [***] period the subject challenge is permanently dismissed or withdrawn and is not thereafter reinstituted or continued; provided that in the event a Sublicensee of Terns initiates such challenge, Genfit may not terminate this Agreement if (i) Terns successfully causes such Sublicensee to abort such challenge within such [***] period, or (ii) Terns (A) provides Genfit a written notice of its intent to terminate its sublicense with such Sublicensee within such [***] period, and (B) successfully terminates such sublicense within such [***] period.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

13.4Termination for Breach.  Each Party shall have the right to terminate this Agreement in its entirety [***] upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within [***] (or [***] in case of failure to make a payment due under this Agreement) [***] from the date of such notice; provided that, if either Party disputes (a) whether such material breach has occurred, or (b) whether the defaulting Party has cured such material breach, the Parties agree to resolve the dispute as expeditiously as possible under Article 14.  It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. Notwithstanding the foregoing, to the extent the breach is limited to Terns’ failure to use Commercially Reasonable Efforts to Develop Licensed Products in a specific Region in accordance with Section 4.1, then Genfit’s termination right under this Section 13.4 shall be limited to such Region.

13.5Termination Due to Bankruptcy.  Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [***] after the filing thereof, or if the other Party proposes or becomes a Party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors.

13.6Effect of Termination.  Upon any termination of this Agreement, the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination), provided that, in the event such termination is limited to a specific Region or Licensed Product, then the following shall only apply to such Region or Licensed Product:

(a)Licenses.  All licenses and other rights granted by Genfit to Terns under this Agreement shall terminate.  Genfit shall have a reversion of all rights previously licensed to Terns hereunder for which the relevant licenses have terminated on a fully paid-up and royalty-free basis, itself or with or through an Affiliate or Third Party, to Develop and Commercialize the Licensed Products in the Field in the Terns Territory at Genfit’s discretion.

(b)Wind-Down.  Terns will (i) responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going Clinical Trials for which it has responsibility hereunder in which patient dosing has commenced or, (ii) unless if this Agreement is terminated by Terns pursuant to Sections 13.2(b), 13.4 or 13.5, at Genfit’s reasonable request, (A) transfer to Genfit of its designee such Clinical Trial to the extent permitted under applicable Laws and accepted pharmaceutical industry norms and ethical practices, or (B) if reasonably practicable and not adverse to patient safety, complete such Clinical Trials and Genfit shall reimburse Terns its reasonable, out-of-pocket costs associated therewith.  For clarity, except as provided for above, Terns may transfer to Genfit or its designee or wind-down any ongoing Clinical Trials prior to the date of termination in accordance with accepted pharmaceutical industry norms and ethical practices and Terns will be responsible for any costs associated with such transfer or wind-down.  Notwithstanding the foregoing, if this Agreement is terminated by Terns pursuant to Sections 13.4 or 13.5, then Genfit will be responsible for any costs associated with such wind-down.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)Regulatory Materials; Data.   Except if this Agreement is terminated by Terns pursuant to Sections 13.2(b), 13.4 or 13.5, Terns shall (i) provide and assign to Genfit or its designee all Regulatory Materials, including Regulatory Approvals, for the Licensed Products to the extent possible under applicable Law in the Terns Territory, (ii) promptly provide to Genfit all Data (to the extent not already provided to Genfit), including pharmacovigilance data, generated by or on behalf of Terns, and (iii) promptly return or destroy, at Genfit’s election, all Confidential Information of Genfit.

(d)Trademarks.  Except if this Agreement is terminated by Terns pursuant to Sections 13.2(b), 13.4 or 13.5, upon Genfit’s written request, Terns shall grant to Genfit, effective as of the date of such request, an exclusive, transferable, fully paid-up, royalty free, sublicensable license to use Terns Product Marks in connection with the Commercialization of Licensed Products in the Terns Territory (and excluding, for clarity, any Terns Housemarks).

(e)Transition Assistance.  Upon Genfit’s reasonable request, (i) Terns shall provide such assistance as may be reasonably necessary or useful for Genfit to continue the Development and Commercialization of Licensed Products in the Terns Territory, to the extent Terns or its Affiliate is then performing or having performed such activities, including upon the reasonable request of Genfit, assigning (to the extent Terns has rights to assign) or using Commercially Reasonable Efforts to amend as appropriate any agreements or arrangements Terns or its Affiliate have with any Third Party for the Development, distribution, sale or otherwise Commercialization of Licensed Products; and (ii) Terns shall provide Genfit with copies of any promotional and marketing materials generated by or on behalf of Terns with respect to Licensed Products prior to the effective date of termination. If this Agreement is terminated by Terns pursuant to Sections 13.2(b), 13.4 or 13.5, [***] shall bear [***] costs arising out of any of the transition assistance activities set forth in clause (i) or (ii) performed by Terns. If this Agreement is terminated by Terns pursuant to Section 13.2(a) or by Genfit pursuant to Sections 13.3, 13.4, 13.5 or 15.5, [***] shall bear [***] costs arising out of any of the transition assistance activities set forth in clause (i) or (ii) performed by Terns.

(f)Inventory.  In the event that this Agreement is terminated in its entirety, Genfit shall have the right, but not the obligation, to purchase any and all of the inventory of Licensed Products held by Terns or its Affiliates as of the date of termination, at a price equal to the transfer price paid by Terns to Genfit for such inventory.  Notwithstanding the foregoing, if this Agreement is terminated by Terns pursuant to Sections 13.4 or 13.5, upon Terns’ request, at its sole discretion, Genfit shall re-purchase any and/or all of its inventory of the Licensed Products, at a price equal to the transfer price paid by Terns to Genfit (if supplied by Genfit) or Terns’ manufacturing cost (if manufactured by Terns or its subcontractor) therefor. Terns shall also have the right to continue to be permitted to sell such inventory for up to at least [***] after the effective date of termination of this Agreement.

13.7Survival.  Any expiration or termination of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of expiration or termination.  Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Articles 1 (Definitions, as applicable), 11 (Indemnification), 12 (Confidentiality), 14 (Dispute Resolution), and 15 (Miscellaneous), and Sections 2.4 (No Implied Licenses), 8.5 (Payment Method; Foreign Exchange), 8.6 (Interest on Late Payments), 8.7 (Records; Audits), 8.8 (Taxes), 9.1 (Ownership; License Grants), 10.6 (No Other Representations or Warranties), 13.6 (Effects of Termination), 13.7 (Survival) and 13.8 (Termination Not Sole Remedy).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

13.8Termination Not Sole Remedy.  Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

Article 14
Dispute Resolution

14.1Disputes; Internal Resolution.  The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation.  To accomplish this objective, the Parties agree that, except as otherwise provided in Section 3.2(d), if a dispute arises under or relates to this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, and the Parties are unable to resolve such dispute within [***] after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to a senior executive of each of Genfit (or one of its Affiliates) and Terns (the “Executive Officers”) for attempted resolution by good faith negotiations within [***] after notice referring to the dispute is received.  If the dispute is not resolved within such [***], then the dispute shall be resolved by arbitration in accordance with Section 14.2 and thereafter neither Party shall have any further obligation under this Section 14.1. Notwithstanding the foregoing, and without waiting for the expiration of any such [***] periods, each Party shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of such Party.

14.2Arbitration. All disputes arising out of or in connection with this Agreement, including any questions regarding its formation, existence, validity or termination, or the scope or applicability of this agreement to arbitrate, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by a tribunal comprised of three arbitrators.  Each Party shall nominate one arbitrator and the two Party-nominated arbitrators shall nominate the third arbitrator, who shall serve as the presiding arbitrator, within [***] after the second arbitrator’s appointment.

(a)The seat, or legal place, of arbitration shall be [***].  The language of the arbitration shall be English.  The arbitral award shall be final and binding on the Parties, and the Parties undertake to carry out any award without delay.  Judgment on the award may be entered in any court of competent jurisdiction.

(b)Each Party retains the right to apply to any court of competent jurisdiction for interim and/or conservatory measures, including pre-arbitral attachments or preliminary injunctions, and any such request shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

(c)The existence and content of the arbitral proceedings and any rulings or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

judicial authority, (ii) with the consent of all Parties, (iii) where needed for the preparation or presentation of a claim or defense in this arbitration, (iv) where such information is already in the public domain other than as a result of a breach of this clause, or (v) by order of the arbitral tribunal upon application of a Party.

14.3Governing Law.  This Agreement shall be governed by and construed under, and all disputes arising under or in connection with this Agreement shall be resolved in accordance with, the laws of the State of New York, USA, without giving effect to any choice of law rules or principles. The United Nations Convention on International Contracts on the Sale of Goods does not apply to this Agreement and is expressly and entirely excluded.

Article 15
Miscellaneous

15.1Entire Agreement; Amendment.  This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement.  The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued only for so long as (a) the condition constituting force majeure continues and (b) the nonperforming Party takes all reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the applicable Party, which may include an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, action or inaction of any Governmental Authority, and failure of plant or machinery.  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.  If a force majeure persists for more than [***], then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

15.3Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

If to Genfit:	Genfit SA
Parc Eurasanté
885 avenue Eugène Avinée
59120 LOOS
FRANCE
Attn: [***]

with copies to (which shall not constitute notice):

If to Genfit:	Cooley LLP
500 Boylston Street
Boston, MA 02116-3737
USA
Attn: [***]

If to Terns:	Terns Pharmaceuticals, Inc.
P. O. Box 613
Harbor Center
George Town, Grand Cayman KY1-1107
Cayman Islands
Attn: [***]

with copies to (which shall not constitute notice):

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
USA
Attn: [***]

15.4No Strict Construction; Headings.  This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.  Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or).  The term “including” as used herein means including, without limiting the generality of any description preceding such term.

15.5Assignment; Change of Control.

(a)Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that either Party may make such an assignment without the other Party’s consent to an Affiliate of such Party.

(b)Notwithstanding Section 15.5(a), either Party may without such consent but with prior written notice to the other Party, assign this Agreement and its rights and obligations hereunder in connection with a Change of Control, provided that, however, if such assignee  has an active program for developing, manufacturing or commercializing a Competing Product (a “Competing Program”), then, within [***] after the closing of such Change of Control transaction, such assignee shall either: (i) Divest the Competing Program (including all rights to the Competing Product) to a Third Party, or (ii) discontinue the Competing Program. In case of a Change of Control of Terns, if such assignee fails to either Divest or discontinue the Competing Program within such [***] period, Genfit shall have the right to terminate this Agreement without any obligation to Terns, by providing written notice thereof within [***] after the receipt of such notice from the Terns.

(c)Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any assignment or attempted assignment by either Party in violation of the terms of this Sections 15.5(a) and 15.5(b) shall be null, void and of no legal effect.

15.6Performance by Affiliates.  Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.7Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.8Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitral tribunal constituted in accordance with Section 14.2, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

15.9No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.10Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.11English Language.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

15.12Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.13Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and otherwise will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.  The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.

{Signature Page Follows}

Genfit SA		Terns Pharmaceuticals, Inc.

By:	/s/ Jean-François MOUNEY	By:	/s/ Weidong Zhong
Name:	Jean-François Mouney	Name:	Weidong Zhong
Title:	Chairman and CEO	Title:	CEO